Exhibit 10.1

License Agreement

This License Agreement (this “Agreement”) is made and entered into as of this May 23, 2023 (the “Effective Date”) by and between Bonobos, Inc., a Delaware corporation with its principal place of business at 530 Fifth Avenue, 12th Floor, New York, NY 10036 (“Licensor”), and Express, Inc., a Delaware corporation with its principal place of business at 1 Express Drive, Columbus, OH 43230 (“Licensee”).

WHEREAS, on and subject to the terms and conditions herein, Licensor wishes to grant to Licensee, and Licensee wishes to receive from Licensor, a license to use the Licensed Property during the Term, solely in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee (individually, a “party,” and together, the “parties”) agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in Exhibit A.

2.	Grant and Reservation of Rights.

A.

Exclusive License Grant. On and subject to the terms of this Agreement, Licensor hereby grants to Licensee the exclusive (even as to Licensor), sublicensable (to the extent permitted by Section 18), irrevocable (except as expressly set forth in Section 17.A), non-terminable (except as expressly set forth in Section 17.A) right and license to use the Licensed Property, within the Territory, for any and all lawful purposes, including on or in connection with:

(1)	the design, manufacture, distribution, sale and promotion of Goods and Services, including for sales through Specified Trade Channels, solely during the Term;

(2)

operation of brick-and-mortar store locations in the Territory branded under the BONOBOS® or GUIDESHOP® trademarks or any other BONOBOS-formative or GUIDESHOP-formative Mark (“Branded Brick-and-Mortar Stores”), solely during the Term;

(3)

operation of the e-commerce sites branded under any Mark (including www.bonobos.com and other sites branded under the BONOBOS® trademarks) (the “Branded E-Com Sites”), solely in the Territory (except for Permitted Ex-US Sales), solely during the Term;

(4)	operation of marketplaces branded under any Mark (the “Branded Marketplaces”) in the Territory, solely during the Term;

(5)	participating in other marketplace platforms in the Territory, solely during the Term;

(6)

the design, manufacture, distribution, sale and promotion of Reserved Goods and Services, including for sale through Branded Brick-and-Mortar Stores, Branded E-Com Sites and Branded Marketplaces, solely during the Term;

(7)	operation and use of domain names, social media accounts, and other Internet properties and digital assets (including as part of the name or address of the foregoing), in connection with Branded Brick-and-Mortar Stores, Branded E-Com Sites, or otherwise in connection with the license rights granted hereunder in the Territory, solely during the Term; and

(8)	as part of a “doing business as” or “assumed name” trade name in the Territory, solely during the Term.

B.

Non-Exclusive License Grant. On and subject to the terms of this Agreement, Licensor hereby grants to Licensee a non-exclusive, sublicensable (to the extent permitted by Section 18), irrevocable (except as expressly set forth in Section 17.A), non-terminable (except as expressly set forth in Section 17.A) right and license to use the Licensed Property outside the Territory, for the purpose of:

(1)	other than in the Excluded Countries, Permitted Ex-US Sales (defined below), solely during the Term;

(2)

the designing or manufacturing of (a) Goods and Services for ultimate sale or distribution of such Goods and Services pursuant to this Agreement, or (b) marketing, advertising, promotional, or other materials pursuant to this Agreement, solely during the Term;

(3)

subject to Licensor’s express prior written approval, sales outside the Territory made to any Approved Wholesaler, closeout retailers, or other third parties for sales for Licensed Goods and Services that are Aged Goods and Licensed Goods and Services that have been misprinted or are damaged, imperfect, flawed, substandard quality, misprinted, or defective, solely during the Term (which approval is hereby granted (other than in the Excluded Countries) with respect to (a) sales of any inventory of Licensed Goods and Services that, as of the Effective Date, have been (x) designated by Bonobos to be Aged Goods or (y) misprinted or are damaged, imperfect, flawed, substandard quality, misprinted, or defective, or (b) sales of any inventory of Aged Goods in Canada; provided, however, upon Licensee receiving notice that Licensor has granted exclusive rights to a third party in Canada, (i) Licensee shall not make further sales of Aged Goods to Canada, except Licensee may continue to fulfill any then-existing orders for Aged Goods in Canada for a period of one (1) month following Licensee’s receipt of notice from Licensor advising of the Canadian grant and (ii) the parties will negotiate in good faith whether further sales of Aged Goods in Canada will be permitted and, if so, the terms and conditions for such sales);

(4)	the engagement of service providers, vendors, or suppliers, solely during the Term;

(5)	as part of a “doing business as” or “assumed name” trade name in the Territory, solely during the Term; and

(6)	otherwise supporting, servicing, or operating any business in the Territory, solely during the Term.

C.

Reserved Rights. Notwithstanding the exclusive license granted to Licensee under this Agreement, Licensor reserves the right to enter into new third-party licenses granting rights for use of Licensed Property on and in connection with design, manufacture, distribution, sale and/or promotion of Reserved Goods and Services in the Territory by such third parties during the Term, solely for sale of such Reserved Goods and Services in the Territory by such a third party licensee of Licensor (x) through accounts included on the Approved Account List, (y) to Licensee or its Affiliates, or (z) as otherwise mutually agreed upon by the parties in writing. In the event Licensor grants a permitted third party licensee the right to design, manufacture, distribute, sell and/or promote Goods and Services bearing or offered under any Licensed Property in the Territory within a specific category of Reserved Goods and Services (such licensee a “Third Party Supplier”, such category, a “Utilized Category”, and such Goods and Services, “Utilized Category Goods and Services”) and provides Licensee notice of such license grant, Licensee agrees to (i) evaluate in good faith whether to display the applicable Utilized Category Goods and Services in Branded Brick-and-Mortar Stores during the Exclusive Period (defined below), and (ii) if Licensee determines that it will display such Utilized Category Goods and Services, use commercially reasonable efforts to offer the applicable Utilized Category Goods and Services as available for sale on the Branded E-Com Sites during the Exclusive Period; provided, in each case, that the applicable Third Party Supplier enters into an agreement with Licensee that includes terms consistent with the principles set forth on Exhibit F. Licensee agrees not to, or authorize any third party to, sell Goods and Services bearing or offered under any Licensed Property in the Utilized Category for a period of six (6) months from the date of Licensor’s notice (the “Exclusive Period”); provided, that, this sentence shall not apply to (a) any such Goods and Services that Licensee is, at the time of its receipt of such notice, designing, manufacturing, distributing, selling and/or promoting, or (b) any third party that is, at the time of Licensee’s receipt of such notice, authorized by Licensee to design, manufacture, distribute, sell and/or promote any such Goods and Services. Licensor agrees to use commercially reasonable efforts to secure preferred pricing from Third Party Supplier for Licensee. During the Exclusive Period, the Parties agree to test and evaluate such applicable Utilized Category Goods and Services and discuss in good faith the terms under which Third Party Supplier may potentially supply Licensee with Utilized Category Goods and Services. If, at the conclusion of the Exclusive Period, Licensee determines, in good faith, that the quality, style or price of the Utilized Category Goods and Services produced by the Third Party Supplier are insufficient to satisfy Licensee’s needs within the Utilized Category or Licensee determines in its reasonable discretion to not sell such Utilized Category Goods and Services of such Third Party Supplier, then Licensee may sell Goods and Services bearing or offered under any Licensed Property in the applicable Utilized Category until such time as Licensor exercises the above-described rights with respect to a different Third Party Supplier. For the avoidance of doubt, (i) Licensee and its Affiliates may continue designing, manufacturing, distributing, selling, or promoting Reserved Goods and Services (other than selling any applicable Utilized Category Goods and Services) during the Exclusive Period, and (ii) nothing in this Section 2.C shall permit Licensor to design, manufacture, distribute, sell, or promote Reserved Goods and Services (provided, that, this prohibition does not apply to Licensor’s third-party licensees). The parties shall review the Approved Account List from time to time, but at least (1) upon Licensor’s reasonable request, if Licensor is in negotiation with a third party for entry into a license granting rights for use of Licensed Property on and in connection with design, manufacture, distribution, sale and/or promotion of Reserved Goods and Services in the Territory by such third parties during the Term (e.g., accounts relevant to such categories to be considered); and (2) every three (3) Contract Years; and during such times mutually agree in good faith to any accounts to be added to or removed from such Approved Account List. Except as otherwise set forth in this Section 2.C or Section 7.A, Licensor shall not, and shall cause its Affiliates not to, use, authorize any Person, or enter into any license to use any Trademark comprising or containing BONOBOS or any other Licensed Property, or any variation, adaptations, translations, or transliterations thereof, (i) in connection with any sale of any Goods and Services within or into the Territory, or (ii) otherwise within the Territory for any purpose (including those set forth in Section 2.A), including in connection with the operation of domain names, social media accounts, and other Internet properties and digital assets (including as part of the name or address of the foregoing) operated in or primarily marketed to or targeting audiences in the Territory, in each case, during the Term without Licensee’s pre-approval in writing.

D.

Outside of Territory. Subject to the limitations in this Section 2.D, Licensee may (and the licenses granted in this Section 2 include the right and license to the Licensee to) make sales through Branded E-Com Sites and Branded Marketplaces for shipment to countries outside of the Territory (“Permitted Ex-US Sale”) and advertise and promote in connection therewith; provided, however, upon Licensee receiving notice that Licensor has granted exclusive rights to a third party in any such other country(ies) outside of the Territory, Licensee shall not make further sales to such other country(ies), except Licensee may continue to fulfill any then-existing orders for Licensed Goods and Services in such other country for a period of one (1) month following Licensor’s delivery of notice to Licensee advising of the extraterritorial grant.

E.

Sales to International Operators. Licensee shall use commercially reasonable efforts to facilitate Licensor’s third-party licensees and/or other designees operating outside of the Territory under the BONOBOS Trademark (“International Operators”) purchase of then-existing lines of Licensed Goods and Services (for the style and SKU) for which Licensee is simultaneously placing purchase orders in production. Licensee shall use such efforts to facilitate the placement of such International Operators’ purchase orders for such then-existing lines of Licensed Goods and Services, on net payment terms that are comparable to the terms received by Licensee from the applicable manufacturer, at FOB Cost. Licensor or the applicable International Operator shall pay Licensee a fee within a range of eight to ten percent (8%-10%) of the FOB Cost. Licensee’s obligation to facilitate the sale of Licensed Goods and Services to International Operators shall be subject to (a) reasonable creditworthiness (which may include a required of letters of credit, bank guarantees, or other type of security (e.g., advance)) and confidentiality obligations, (b) the submission of orders by reasonable deadlines, and (c) satisfaction of reasonable minimum order quantities (“MOQ”) (which, for apparel, shall be 500 units for the style and SKU). MOQs will take into account any purchase order for the same Licensed Goods and Services (for the style and SKU) being simultaneously ordered by Licensee with the same manufacturer. Licensee shall have no obligation under this Section 2.E with respect to any Goods and Services for which Licensee is not then-currently selling; provided, that Licensee shall discuss in good faith with any International Operator regarding the terms of any potential orders for Licensed Goods and Services in Licensee’s then-existing line (but for which Licensee is not then-currently placing purchase orders for the manufacture thereof), including with respect to MOQs, cost (both of the manufacturer and the fee to Licensee), and other terms, and may elect in its reasonable discretion to facilitate such an order. Notwithstanding anything to the contrary, any sales by Licensee to International Operators in accordance with this Agreement shall be excluded from the definition of Net Sales and, as such, such sales (1) shall not be subject to payments of Royalties (but shall still be subject to the reporting requirements as set forth in Section 9); and (2) shall not count towards satisfaction of Guaranteed Minimum Royalties. Licensor shall not be responsible for the contractual and/or other commitments of any International Operator, Licensee shall not be responsible for the contractual and/or other commitments of any of its manufacturers in connection with any purchase order of any International Operator.

F.

Operation of Franchises. Licensee shall not serve as a franchisor of any Licensed Property in the Territory without the express prior written approval of Licensor, not to be unreasonably withheld and, for such purpose, by way of example only, it shall not be unreasonable for Licensor to withhold such express prior written approval if Licensor in good-faith believes that any such franchising relationship (i) imposes potential risk and/or liability upon Licensor under applicable state franchise laws and/or otherwise; or (ii) requires Licensee to grant a lien on any of Licensee’s property.

G.

Internet Properties. Licensor shall own (i) all domain names used for the Branded E-Com Sites (including bonobos.com), and (ii) all other domains names, social media accounts, and other Internet properties and digital assets directed to users in the Territory (which shall include .com and social media platforms directed to users in the Territory such as YouTube, TikTok, Meta, Pinterest, BeReal) and included in the Licensed Property ((i)-(ii) collectively, the “Licensed Internet Properties”); provided that Licensee shall have full and sole operational and administrative control over all Licensed Internet Properties (including all login and administrative credentials and the like), and Licensor shall not take or authorize any other Person to take any actions with respect to any Licensed Internet Properties (including any modification of any DNS, MX, CPART, or TXT records) without Licensee’s express prior written consent. Licensor shall be the registrant of the Licensed Internet Properties in its own name or through an agent or representative; provided, however, Licensee shall exclusively manage the Licensed Internet Properties agent and cause such agent to renew and maintain in force any registrations for the same; provided, further, Licensee agrees not to cause any such Licensed Internet Properties to lapse or become abandoned without Licensor’s prior written consent. Licensor shall not access the Internet domain name registry account during the Term or otherwise make any changes during the Term without Licensee’s prior express written consent. Licensor shall fully cooperate with Licensee’s exercise of its rights under this Section 2.G, and shall not provide any instruction to or take any action with respect to any domain name registrar or other provider of any Licensed Internet Property that is contrary to Licensee’s rights under this Section 2.G.

3.	Payments to Licensor.

A.

Royalties and Guaranteed Minimum Royalties. Licensee shall pay Royalties to Licensor in accordance with this Agreement. If the total Royalties payable for a Contract Year are less than the Guaranteed Minimum Royalties for such Contract Year, then Licensee shall pay to Licensor the difference between such Guaranteed Minimum Royalties and such Royalties, as set forth below in Section 3.F. In any case where Licensee makes a royalty payment to Licensor, Licensee shall provide to Licensor a reasonably detailed account of how the royalty was calculated.

B.

Royalty Free Transactions; No Double Royalties. No Royalties shall be payable on any sales or other transactions (a) between or among Licensee or any Affiliate thereof (but, for avoidance of doubt, Royalties may be payable on sales or other transactions when such Affiliate resells the Licensed Goods and Services to a non-affiliated business or entity), (b) for the provision or sale of Licensed Goods and Services to Licensor pursuant to Section 7.D, or (c) for any services; provided, however, that the parties will discuss in good faith Royalties with respect to any service that has a gross margin exceeding fifty percent (50%). Notwithstanding anything to the contrary in this Agreement or in any Collaboration Agreement, Licensor acknowledges and agrees that under no circumstance shall Licensee or any of its Affiliates be obligated to pay to Licensor or any other party to any

Collaboration Agreement, and Licensor will not collect or attempt to collect (and shall use commercially reasonable efforts to cause each such other party that is an Affiliate of Licensor (an “Affiliated Counterparty”) to not collect or attempt to collect) two or more royalties with respect to any sale of a particular unit of any Goods and Services.

C.

Licensed Goods and Services Sold through Channels of a Collaboration Agreement. If the sale of a Licensed Goods and Services sold through channels licensed under a Collaboration Agreement (other than Co-(Licensor) Branded Licensed Products) would accrue both a Royalty under this Agreement and a royalty under a Collaboration Agreement, then such sale shall accrue a Royalty as a Retail Sale pursuant to the terms of this Agreement, and no royalty shall be due on such sales under any applicable Collaboration Agreement (and Licensor shall use commercially reasonable efforts to cause each Affiliated Counterparty to not collect or attempt to collect any such royalty under any Collaboration Agreement).

D.

Goods and Services under a Collaboration Agreement Sold through Channels under this Agreement. If the sale of a Goods and Services bearing any Trademark licensed to Licensee or any of its Affiliates under any Collaboration Agreement (other than Co-(Licensor) Branded Licensed Products) sold through a Branded Brick-and-Mortar Store, Branded E-Com Site, or Branded Marketplace would accrue both a Royalty under this Agreement and a royalty under a Collaboration Agreement, then such sale shall accrue a royalty as a retail sale pursuant to the terms of the applicable Collaboration Agreement, and no Royalty shall be due on such sale under this Agreement.

E.

Co-(Licensor) Branded Licensed Products. If the sale of a Co-(Licensor) Branded Licensed Products would accrue both a Royalty under this Agreement and a royalty under a Collaboration Agreement, then (i) the Royalty under this Agreement shall apply to such sale of a Co-(Licensor) Branded Licensed Product when the royalty rate payable under the applicable Collaboration Agreement is less than the royalty rate applicable to such sale under this Agreement, in which case, such Royalty shall accrue solely under this Agreement and no royalty shall be due on such sale under any applicable Collaboration Agreement (and Licensor shall use commercially reasonable efforts to cause each Affiliated Counterparty to not collect or attempt to collect any such royalty under any Collaboration Agreement), and (ii) the royalty rate under the applicable Collaboration Agreement shall apply to such sale of a Co-(Licensor) Branded Licensed Product when the Royalty payable under this Agreement is less than or equal to the royalty rate applicable to such sale under the applicable Collaboration Agreement, in which case, such royalty shall accrue solely under the applicable Collaboration Agreement and no Royalty shall be due on such sale under this Agreement.

F.	Payment Timing.

(1)

For each Contract Year, payments of Guaranteed Minimum Royalties applicable to each such Contract Year will be paid in twelve (12) equal monthly installments (or, in the case of the first Contract Year, equal installments for the number of months in such Contract Year), with each installment due on the fifteenth (15th) day of each calendar month of the applicable Contract Year; provided, that, if and when the sum of the total Royalties and/or Guaranteed Minimum Royalties paid by Licensee to Licensor at any point during a particular Contract Year equals or exceeds the Guaranteed Minimum Royalties applicable to such Contract Year, then no additional Guaranteed Minimum Royalties shall be due or payable for the remainder of such Contract Year (i.e., Licensee is obligated to pay the greater of actual Royalties and/or Guaranteed Minimum Royalties each Contract Year).

(2)

Notwithstanding anything to the contrary contained in this Agreement: if, after the end of a Contract Year, Licensee’s total payments of Royalties (actual Royalties plus Guaranteed Minimum Royalties) exceed the greater of actual Royalties for such Contract Year or Guaranteed Minimum Royalties for such Contract Year, then Licensor shall promptly refund such excess amount according to the reimbursement terms defined in Section 3.F(4).

(3)	Licensee shall pay to Licensor any Royalties arising from Net Sales in each Fiscal Quarter within thirty (30) days following conclusion of such Fiscal Quarter.

(4)

In any instance where this Agreement requires that a party (the “Expending Party”) reimburse the other party (the “Reimbursing Party”) for any cost or expense incurred by the Expending Party, then, unless the applicable provision expressly provides otherwise, the Reimbursing Party shall make such reimbursement payment to the Expending Party within thirty (30) days following receipt of an invoice from the Expending Party (which invoice shall include a reasonable description and documentation regarding such cost or expense).

(5)

Notwithstanding anything to the contrary in this Agreement, Licensee shall have no obligation to pay any (i) Guaranteed Minimum Royalties to the extent accruing during any period in which Licensee is enjoined by a court from using, or Licensor is enjoined by a court from using or permitting Licensee to use, the BONOBOS word mark on or in connection with Goods and Services in the Territory, or (ii) Guaranteed Minimum Royalties to the extent accruing during any period in which (a) all United States federal trademark registration(s) for the BONOBOS word mark in classes 25 or 35 are abandoned or cancelled under a circumstance where a third-party has senior rights in a mark which is confusingly similar to the mark BONOBOS for goods which overlap with Licensee’s core apparel products in Class 25, and for which the continued use of the mark BONOBOS would result in a reasonable risk of material liability and (b) Licensor does not have senior common law trademark rights in the Territory for such word mark in class 25 or 35; provided, however, nothing in this Section 3.F(5) shall relieve Licensee of its obligation to pay any Guaranteed Minimum Royalties to the extent any injunction, abandonment or cancellation is caused by Licensee or any of its sublicensees (other than Licensee’s and its sublicensees’ good faith conduct that is permitted under this Agreement). For clarity, this Section 3.F(5) will not, with respect to a particular injunction or abandonment or cancellation, apply to periods after which any such injunction is stayed or lifted or after which such abandonment or cancellation is overturned and the registration is reinstated, respectively.

G.

Taxes. All payments made by Licensee to Licensor under this Agreement shall be made without withholding or deduction of any tax under applicable laws of the Territory unless Licensee is required by law to make such a payment subject to the deduction or withholding of tax, and Licensee shall furnish Licensor with an official receipt or other evidence reasonably satisfactory to Licensor regarding payment thereof promptly after each such payment of any such taxes. In the event that any such taxes are withheld and collected but are not paid when due, all resulting penalties and interest related thereto shall be borne by Licensee unless such failure to pay is caused by the provision of incorrect or incomplete information by Licensor. In connection with the Effective Date hereof, Licensor shall provide to Licensee a properly completed and duly executed IRS Form W-9, and shall provide any updated or successor form from time to time as required by law or at the reasonable request of Licensee. The parties will reasonably cooperate to reduce or eliminate any withholding of tax on any payment hereunder, including through the provision of any other forms or documentation provided under applicable law. All sales, use, value added, local privilege, excise taxes, tariffs, duties or other charges of any kind, character or description which may be levied or imposed upon any of the Licensed Goods and Services or on any aspect of performance of this Agreement, shall be borne by the person who is primarily liable for such taxes under applicable law. To the extent any exemption or credit is permitted or available with respect to any such taxes, the parties will cooperate to obtain such exemption or credit, including by providing resale certificates or similar documentation, and by properly invoicing for and reflecting any such taxes in accordance with applicable law.

H.

Currency. All payments made under this Agreement shall be made in United States Dollars. Any payments calculated by reference to Net Sales (and/or otherwise) in a currency other than United States Dollars shall be computed by reference to the conversion rate of the applicable currency into United States Dollars, as quoted in the Wall Street Journal online as of the first day of the Fiscal Quarter in which the applicable payment was due.

I.

Payments by Wire. Licensee shall be solely responsible for any of its costs and/or fees associated with making any and all payments to Licensor as required under this Agreement, including, without limitation, wire transfer fees. All payments made by Licensee to Licensor under this Agreement shall be made by wire transfers of immediately available cash, to the wire coordinates to be provided by Licensor, which Licensor may change from time to time upon fourteen (14) days prior notice to Licensee.

J.

Payment or Acceptance Not A Waiver. Remittance of any payment(s) by Licensee or acceptance of any payment(s) by Licensor shall not be deemed a waiver by Licensee or Licensor, respectively, of any of its rights, remedies and/or defenses under this Agreement with respect to such payment(s) and/or otherwise.

K.

No Offsets. Except to the extent expressly provided for herein, neither party shall be permitted to offset or recoup from payments due by such party to the other party any sums allegedly or actually due by such party.

L.

Payment Defaults. If Licensee fails to timely make any undisputed payment to Licensor in full then, without limitation of Licensor’s rights and remedies with respect to such payment default, (i) Licensee shall pay Licensor interest on the unpaid balance at a rate equal to the lesser of one and one-half percent (1.5%) per month or the maximum rate of interest allowed by law; and (ii) Licensee shall reimburse Licensor for all of Licensor’s reasonable costs of collection, including without limitation Licensor’s reasonable attorneys’ fees.

4.	Term.

A.	Initial Term. This Agreement will be effective as of the Effective Date and will remain in full force and effect for the Initial Term and any Renewal Term(s).

B.

Renewal Terms. After the Initial Term, this Agreement shall automatically renew for successive Renewal Terms of ten (10) years each (the Initial Term and each Renewal Term being the “Term”) unless Licensee provides written notice of non-renewal at least twenty-four (24) months prior to the end of the Initial Term or then-current Renewal Term (in which case this Agreement will be considered to have expired as of the last date of the then-current Term).

C.

Duration of Term. The parties hereby acknowledge and agree that this Agreement and the licenses granted to Licensee hereunder (i) are neither of indefinite duration nor terminable at will, (ii) is irrevocable, subject to Section 17.A, and (iii) cannot be terminated by either party, even for material breach. Licensor shall not attempt or purport to attempt to terminate (i) this Agreement (except with respect to Licensor’s exercise of its right to non-renew this Agreement pursuant to Section 16.B(4) in accordance therewith) or (ii) any license granted to Licensee hereunder (except with respect to Licensor’s exercise of its rights under Section 16.B(2)(iii) or Section 16.B(3)(i) to convert the exclusive license (as provided in such Sections)). Except with respect to Licensee’s non-renewal right pursuant to Section 4.B, Licensee will not attempt or purport to attempt to terminate this Agreement or any license granted to Licensor hereunder.

5.	Design and Manufacture.

A.	Costs and Expenses. Licensee shall be solely responsible for all costs and expenses relating to its design, manufacture and/or purchase of Licensed Goods and Services.

B.

Manufacturing Standards. Licensee shall manufacture any Licensed Goods and Services in a manner that is consistent with Quality Standards, including as to the design and quality of the Licensed Goods and Services.

C.

Review Process. In the event Licensor determines in good faith that a manufacturing process is reasonably likely to (i) result in liability to Licensor, or (ii) a diminution in value of the Licensed Property, Licensee agrees to participate in good faith discussion with Licensor around a solution to mitigate Licensor’s concerns.

D.

Packaging. All hangtags, labels and packaging material used by Licensee in connection with Licensed Goods and Services (all the foregoing, collectively, “Packaging Materials”) shall be consistent with Quality Standards, including as to the design and quality of the Packaging Materials.

E.

Tech Specifications. At the end of the Term, Licensee shall deliver to Licensor then current electronic copies of any and all “technical specifications” developed and/or used by Licensee and/or any approved sublicensee in connection with design and manufacture of Licensed Goods and Services (the “Technical Specifications”). Licensee shall provide Licensor with the Technical Specifications (including the CADS, designs, prototypes and salesman samples related thereto) at any other time during the Term; provided, that, (i) Licensor or its International Operator reimburses Licensee’s actual reasonable out-of-pocket cost of producing and shipping such Technical Specifications; (ii) Licensor agrees to make the Technical Specifications available to its International Operators, subject to written confidentiality obligations at least as protective of Licensee’s Confidential Information as are the terms of this Agreement; (iii) the International Operators execute sourcing agreements with the International Operator’s third party factories containing confidentiality obligations at least as protective of Licensee’s Confidential Information as are the terms of this Agreement; and (iv) all Technical Specifications shall be for use solely by International Operators, outside of the Territory, in connection with the BONOBOS brand, and consistent with the terms of this Agreement. For any Technical Specifications provided to Licensor, on and subject to the terms of this Agreement, Licensee grants to Licensor a non-exclusive, perpetual, irrevocable, fully paid, royalty free license under any copyright rights owned by Licensee in the Technical Specifications, solely to grant a sublicense to International Operators for use by such International Operators of such Technical Specification, outside of the Territory in connection with the BONOBOS brand (including the rights for such International Operators to copy, modify, adapt, translate and create derivative works of the Technical Specifications), in all cases solely for the purpose of manufacturing Goods and Services.

6.	Distribution.

A.	Branded E-Com Sites.

(1)

Licensee shall maintain the domain names and site designs of all Branded E-Com Sites in a manner that is consistent with Quality Standards, including as to the design and quality of the Branded E-Com Sites.

(2)	As between the parties, Licensee shall be solely responsible for all cost and expense relating to operation of all Branded E-Com Sites.

(3)

As between the parties, Licensee, at its own expense, shall be solely responsible for obtaining and maintaining any and all permits and/or approvals required for lawful operation of each Branded E-Com Site

(4)	Licensee shall not make any “bulk sales” through any Branded E-Com Site.

(5)

Absent Licensor’s express prior written approval, Licensee shall not advertise any form of “going out of business” and/or “everything must go” (or similar discount campaigns associated with going out of business or the like) at or for any of the Branded E-Com Sites.

B.	Branded Brick-and-Mortar Stores.

(1)	As between the parties, Licensee shall be solely responsible for all cost and expense relating to operation of all Branded Brick-and-Mortar Stores.

(2)

Without limiting any rights or obligations of any party under the Purchase Agreement, and with respect to any lease contemplated to be assigned to Licensee pursuant to the terms of the Purchase Agreement, subject to the assignment of such lease, as between the parties, Licensee (and not Licensor) shall be the tenant under all leases under which a Branded Brick-and-Mortar Store is operated, and Licensee (and not Licensor) shall be contractually liable for any and all obligations under any and all such leases.

(3)

Without limiting any rights or obligations of any party under the Purchase Agreement, and subject in each case to any assignment or transfer of permits or approvals contemplated to be assigned to Licensee pursuant to the terms of the Purchase Agreement, as between the parties, Licensee, at its own expense, shall be solely responsible for obtaining and maintaining any and all permits and/or approvals required for lawful operation of each Branded Brick-and-Mortar Store.

(4)	Licensee shall not authorize any Branded Brick-and-Mortar Store to be used for any political purpose, religious purpose and/or unlawful purpose.

(5)	Licensee must use commercially reasonable efforts to accurately record all sales electronically at the time of the sale.

(6)

Licensee shall not make any “bulk sales” through any Branded Brick-and-Mortar Store under a circumstance where Licensee knows or reasonably should know that the customer has the intent to resell the product outside the Territory.

(7)

Absent Licensor’s express prior written approval, Licensee shall not advertise any form of “going out of business” and/or “everything must go” (or similar discount campaigns associated with going out of business or the like) at or for any of the Branded Brick-and-Mortar Stores.

C.	Wholesale Business.

(1)	Licensee may make Wholesale Sales of Licensed Goods and Services, solely to Approved Wholesalers in the Territory.

(2)

Notwithstanding anything to the contrary in this Agreement, Licensee shall not sell Licensed Goods and Services to any Approved Wholesaler (a) unless Licensee believes in good-faith that such Approved Wholesaler has a reputation and standing as a high-quality store selling Goods and Services consistent with the high quality of the Licensed Goods and Services and the reputation, image and prestige of the Marks or meets the Quality Standard; and/or (b) if Licensee has or should have reason to believe that the Approved Wholesaler intends to sell, ship or otherwise divert such Licensed Goods and Services outside the Territory. Additionally, if Licensor in its good-faith judgment should ever determine that a particular account constituting an Approved Wholesaler for any reason has failed to acquire and/or maintain a reputation and standing as an account selling Goods and Services consistent, in all material respects, with the reputation, image and prestige of the Marks, then upon Licensor’s written notice to Licensee sufficiently detailing Licensor’s concern Licensee shall participate in good faith discussion with Licensor around a solution to mitigate Licensor’s concern, and Licensee shall consider in good faith removing such account from the definition of Approved Wholesaler, with any such removal effective upon notice to Licensor; provided, however, that Licensee shall have the right to fulfill any then-existing orders already received from such account, with any such sales constituting Net Sales for purposes of the Agreement. The removal of any account from the list of Approved Wholesaler shall not result in any reduction of any minimum payment obligations, minimum sales obligations and/or minimum renewal thresholds under this Agreement. Licensee shall have no obligation to remove the account of any Affiliated Approved Wholesaler.

(3)

Licensee shall have the right to set its wholesale pricing to Approved Wholesalers in its good faith discretion; provided, however, such pricing shall be consistent with the prestige of the Licensed Property and high-quality products associated therewith.

(4)

The parties agree that Royalties accrue on Retail Sales by any Affiliate of Licensee to a non-Affiliate third-party, and that no Royalties accrue on any Wholesale Sales to an Approved Wholesaler that is an Affiliate of Licensee.

D.

Unauthorized Sales. If Licensee at any time should sell any Licensed Goods and Services to any unauthorized customer then, without limitation of any and all rights and remedies which Licensor may have arising from such breach, Licensee shall pay to Licensor, as liquidated damages, and not as a penalty, three times (3X) the Royalty otherwise applicable to the sale of such Licensed Goods and Services, and such liquidated damages shall not be applied towards satisfaction of any minimum thresholds and/or minimum payments under this Agreement. The parties hereby agree that this liquidated damage provision is reasonable in light of the anticipated or actual harm caused by a breach of this paragraph, the difficulties of proof of loss and the inconvenience or infeasibility of otherwise obtaining an adequate remedy.

E.

Off-Price Restricted Retailers. In no event shall Licensee’s sales to Off-Price Restricted Retailers in any Contract Year exceed thirty percent (30%) of total Net Sales arising from Wholesale Sales for such particular category of Licensed Goods and Services in such Contract Year; provided, however, that the foregoing limitation shall not apply with respect to sales of Licensed Goods and Services that Licensee deems to be Aged Goods that are no longer suitable for full-price retail sale.

7.	Promotion.

A.

Marketing. In each Contract Year of the Term, Licensee at its own expense shall engage in commercially reasonable levels of marketing initiatives for promotion of the Licensed Goods and Services to end-consumers in the Specified Trade Channels at a level that is similar to (i) companies similarly situated to Licensee or (ii) businesses similarly situated to Licensee’s “Bonobos” business, in each case of (i) and (ii), that operate both substantial e-commerce and substantial brick and mortar operations in the specialty retail apparel industry (and for the avoidance of doubt, excluding companies and businesses that are in the development, startup, seed capital, or other similar stage or phase). Licensee’s marketing shall be consistent with the Quality Standards. Notwithstanding anything to the contrary in this Agreement, Licensor at any time also shall have the right (but not the obligation) to promote and market the Marks in the Territory at its sole cost and expense, subject in each instance to Licensee’s pre-approval, not to be unreasonably withheld; provided, that, Licensee’s pre-approval is not required for any marketing and promotion of Reserved Goods and Services in the Territory.

B.

Marketing Materials. Subject to any restrictions in third-party contracts, Licensee shall, during the Term, provide Licensor with digital copies of all point of purchase signage, direct to retailer advertising, cooperative advertising, digital, social media and/or direct mail advertising, loyalty programs collateral materials, and trade or product advertising (collectively, “Marketing Materials”), (i) reasonably in advance of any seasonable implementation timeline; (ii) reasonably in advance of any special events (e.g., holidays or cultural events); (iii) as created by Licensee; or (iv) as requested by Licensor. Licensor shall reimburse Licensee for (a) the reasonable out-of-pocket costs of making additional copies of Marketing Materials requested by Licensor pursuant to this Section 7.B, and (b)

the actual incremental cost of distributing or exercising other rights regarding the name, image or likeness of a third-party endorser, including in additional territories. Except for any Licensed Property incorporated therein that is owned by Licensor, Licensee grants to Licensor a non-exclusive, perpetual, irrevocable, fully paid, royalty free, sublicensable license under any copyright rights owned by Licensee in the Marketing Materials (which, for clarity, excludes any rights in or to the Goods and Services), including the rights to copy, publicly display, publicly perform, digitally transmit, distribute, modify, adapt, translate and create derivative works of the Marketing Materials, in all cases for the purpose of, subject to Section 7.A, advertising, marketing, and/or promoting the Licensed Goods and Services and/or any other advertising materials otherwise incorporating any Licensed Property.

C.

Co-Branding. Licensee may design, manufacture, distribute, sell and promote Licensed Goods and Services in the Specified Trade Channels that bear any Licensed Property and any Trademarks of any third party (“Co-(Third Party) Branded Licensed Products”); provided, that such Co-(Third Party) Branded Licensed Products are consistent with Quality Standards, including as to the designs and quality of the Co-(Third Party) Branded Licensed Products prior to the Effective Date. Licensee shall discuss with Licensor at the Licensor quarterly board meetings, any then-current co-brand opportunities.

D.

Contributions. If and when Licensor may request, Licensee at its own expense shall deliver to Licensor, as soon as reasonably practicable, reasonable quantities of samples of Licensed Goods and Services (with the assortment of such at Licensor’s reasonable discretion), which Licensor may use in its discretion (subject to Section 7.A) for purposes of promoting and/or marketing the Marks, Branded E-Com Sites, Branded Brick-and-Mortar Stores and/or Licensed Goods and Services. The value (calculated by cost) of any such Licensed Goods and Services provided to Licensor will not exceed Twenty-five Thousand Dollars ($25,000) in any Contract Year. At its discretion, Licensor may purchase, and Licensee shall deliver, an additional Twenty-five Thousand Dollars ($25,000) of Licensed Goods and Services (at cost), per Contract Year, to be used for the foregoing purposes; provided that no Royalty shall be payable on such sales by Licensee to Licensor.

E.

Third-Party Endorsements. Licensee may enter into any endorsement, sponsorship and/or other like agreement with any Person as it relates to the Marks and/or Licensed Goods and Services; provided, that such endorsement, sponsorship and/or other like agreement with any Person is consistent with Quality Standards prior to the Effective Date. Licensee shall discuss with Licensor at the Licensor quarterly board meetings, any then-current third-party endorsement opportunities.

F.	Press Releases. Neither party shall publish a press release regarding the terms of this Agreement absent the other party’s express prior written approval.

8.	Quality Control.

A.	Quality.

(1)

Quality of Branded Brick-and-Mortar Stores. Licensee shall operate all Branded Brick-and-Mortar Stores in a manner consistent with (i) best industry practices (including with standards of quality, service, and cleanliness), (ii) the image and prestige of the Licensed Property, or (iii) Quality Standards. Notwithstanding the foregoing, Licensor acknowledges that all Branded Brick-and-Mortar Stores operated by Licensee in a manner consistent in all material respects with the operation of the Branded Brick-and-Mortar Stores as of or prior to the Effective Date are deemed operated in accordance with this paragraph.

(2)

Quality of Branded E-Com Sites. Licensee shall operate all Branded E-Com Sites in a manner consistent with (i) best industry practices applicable to similarly situated e-commerce sites operating in the Territory, (ii) the image and prestige of the Licensed Property, or (iii) Quality Standards. Notwithstanding the foregoing, Licensor acknowledges that all Branded E-Com Sites operated by Licensee in a manner consistent in all material respects with the operation of the Branded E-Com Sites as of or prior to the Effective Date are deemed operated in accordance with this paragraph.

(3)

Quality of Licensed Goods and Services. Licensee represents and warrants that all Licensed Goods and Services shall be of a quality consistent with the quality employed by Bonobos prior to the Effective Date or the quality of the Goods and Services associated with the applicable Marks or with the Quality Standards.

B.

Seconds. Licensee may, and the rights and licenses granted herein to Licensee include the right to, distribute or sell any Aged Goods, damaged, imperfect, flawed, substandard quality, misprinted or defective goods under any Mark in the Territory in the ordinary course of business or consistent with Quality Standards. Licensee shall either destroy any products that are not suitable for distribution or sale in a manner consistent with Quality Standards, or distribute such products only after having removed any and all references to any Marks used on or in connection with such product in a manner that is not reasonably likely to cause material reputational and/or other harm to Licensor and/or the Marks. Notwithstanding the foregoing, Licensor acknowledges that practices in the Territory consistent with those taken by Bonobos as of or prior the Effective Date are practices in the Territory deemed in accordance with this Section 8.B.

C.

Compliance with Laws and Social Compliance Standards. Licensee represents, warrants and covenants that all Licensed Goods and Services shall be designed, manufactured, distributed, sold and promoted, as it pertains to (a), in compliance with, and, as it pertains to (b), in material compliance with (a) all applicable laws and regulations, including without limitation all applicable customs requirements and country of origin regulations, all applicable laws and regulations relating to health and safety, all applicable flammability-related laws and regulations, all applicable environmental laws, all applicable employment and anti-discrimination laws, and all applicable laws and regulations relating to consumer disclosures, such as truth-in-advertising and fiber content labeling laws; and (b) the Quality Standards for social compliance standards (e.g., no child labor; no prison labor; safe and healthy workplaces; no animal testing). Licensee shall promptly inform Licensor in writing of any written complaint received by Licensee from any governmental or other regulatory body relevant to the Licensed Goods and Services, and the status and resolution thereof. Licensee shall act expeditiously to resolve any such complaint at its sole cost and expense.

D.

Prestige of the Marks. Licensee represents, warrants and covenants that it will not design, manufacture, distribute, sell or promote Licensed Goods and Services involving tobacco, smoking, e-cigarettes, vaping, controlled substances, drugs (or related paraphernalia), alcohol, adult content (including nudity and pornography), firearms, illegal products or activities, fraudulent transactions, terrorism, or obscenity.

9.	Reports and Plans.

A.

Monthly Reports. Within twelve (12) days after the end of each calendar month of the Term (and during any Sell-Off Period), Licensee shall deliver to Licensor statements detailing Gross Sales and Net Sales for such elapsed calendar month (including a reconciliation of the calculation from Gross Sales to Net Sales split between Retail Sales and Wholesale Sales).

B.

Quarterly Reports. Within twenty (20) days after the end of each Fiscal Quarter of the Term (and during any Sell-Off Period), Licensee shall deliver to Licensor statements detailing (1) Gross Sales and Net Sales for such elapsed Fiscal Quarter, broken down by product category (including a reconciliation of the calculation from Gross Sales to Net Sales, broken down among Wholesale Sales, sales from Branded Brick-and-Mortar Stores, sales from Branded E-Com Sites, sales from Branded Marketplaces and any other trade channels); (2) any Permitted Other Deductions for such Fiscal Quarter; (3) a twelve (12) month sales plan for any Licensed Goods and Services presented in quarterly increments; and (4) the marketing plan for the Licensed Property for the next Fiscal Quarter.

C.

Annual Reports. Within thirty (30) days after the end of each Contract Year of the Term (and during any Sell-Off Period), Licensee shall deliver to Licensor statements detailing (1) Gross Sales and Net Sales for such elapsed Contract Year, presented on a consolidated basis and also broken down among Wholesale Sales, sales from Branded Brick-and-Mortar Stores, sales from Branded E-Com Sites, sales from Branded Marketplaces and any other trade channels; (2) any Permitted Other Deductions for such Contract Year; and (3) Licensee’s current inventory, as of the last day of such Contract Year, of Licensed Goods and Services.

D.

Sales Plans. Within thirty (30) days of the end of each Fiscal Quarter of the Term, Licensee will provide updated forecasts of Gross Sales and Net Sales for the current Contract Year. Prior to each Contract Year of the Term (but within thirty (30) days following the Effective Date as it relates to the first Contract Year), Licensee shall deliver to Licensor sales plans covering Licensee’s Gross Sales, and Net Sales for the then-next three (3) Contract Years, on a rolling basis.

E.

Quarterly Financial Statements. Within sixty (60) days after the end of each Fiscal Quarter of the Term (and during any Sell-Off Period), Licensee shall deliver quarterly financial statements to Licensor; provided, that quarterly financial statements filed with the Securities and Exchange Commission (SEC) shall be deemed delivered to Licensor; provided, that, to the extent there was a material change in Licensee’s business and quarterly financial statements were not prepared in the ordinary course, the parties will work in good faith to determine a reasonable alternative.

F.

Audited Financials. Within thirty (30) days following issuance of Licensee’s audited financial statements each Contract Year of the Term, Licensee shall deliver a copy of such financial statements to Licensor; provided, that financial statements filed with the Securities and Exchange Commission (SEC) shall be deemed delivered to Licensor; provided, that, to the extent there was a material change in Licensee’s business and audited financial statements were not prepared in the ordinary course, the parties will work in good faith to determine a reasonable alternative.

G.

Form of Reports. All statements and reports delivered by Licensee pursuant to this Agreement shall (1) be in form reasonably requested by Licensor; (2) be signed and certified by an officer of Licensee as accurate; and (3) be supplemented with any additional information or material as Licensor at any time may request, and to which Licensee agrees, relating to Licensee’s performance under the Agreement.

H.

Management Access Rights. Upon request, Licensee shall provide Licensor with access to its management team for meetings as needed, but not to exceed four (4) meetings per Contract Year, to discuss any financial, business and/or operational matters reasonably relating to this Agreement.

I.

Meetings. At any time during the Term, either party may request an in-person meeting with the other party to discuss unexpected facts or circumstances, and the other party agrees to participate in good faith.

10.	Intellectual Property.

A.	Ownership.

(1)

Licensed Property. As between the parties, Licensor exclusively owns all rights to the Licensed Property. Licensee acknowledges and agrees that the Marks are valid, protectible, inherently distinctive, strong and famous. All use of the Licensed Property by, for and/or under the authority of Licensee shall inure solely to the benefit of Licensor.

(2)

Other Intellectual Property. As between the parties, Licensor shall exclusively own all trademarks and service marks (and all copyright rights to the extent included therein, e.g., logos), domain names, social media accounts and handles, and trade names (including all applications for registrations and registrations of any of the foregoing) that include any Licensed Property (other than to the extent of any Licensee Marks or third-party Intellectual Property Rights), as well as adaptations, modifications, enhancements or improvements thereto, together with all associated goodwill, in all cases, that are created by Licensee in connection with this Agreement during the Term (collectively, the “Licensed Property Improvements”); provided, however, that “Licensed Property Improvements” does not include any Intellectual Property Rights licensed to Licensee (or any of its Affiliates) or created by Licensee (or any of its Affiliates) in connection with any Collaboration Agreement. Licensee hereby assigns to Licensor (and/or immediately upon creation shall do so and be deemed to have done so automatically), and shall cause its sublicensees to assign to Licensor (and/or immediately upon creation to have done so and be deemed to have done so automatically) any and all rights, title and interest in the Licensed Property Improvements, and all Intellectual Property Rights therein and thereto. All Licensed Property Improvements shall automatically be deemed Licensed Property.

(3)

New Derivative Marks; Combination Marks. Licensee may create trademarks that incorporate, modify, or are adaptations, translations, or transliterations of, in each case, in whole or in part, any Licensed Property (each a “New Derivative Mark”). Licensee shall not use any New Derivative Mark as the name of a Branded Brick-and-Mortar Store without Licensor’s prior approval; provided, however, any New Derivative Mark comprised of the word Bonobos followed by any generic term

(e.g., Bonobos Golf, Bonobos Optical) is deemed approved and subject to the scope of the license granted in Section 2. Each New Derivative Mark is automatically deemed to be Licensed Property, and Licensee hereby assigns all of its rights in and to each New Derivative Mark to Licensor, without the payment of any additional consideration; provided, that, such assignment and the term New Derivative Mark excludes, and Licensee retains, all rights in all Licensee Marks and the portion of any Combination Use Mark that is a Licensee Mark. Licensee may create and use any Combination Use Marks during the Term; provided, that, such use is subject to the terms of this Agreement and Licensor retains all rights in the portion of any Combination Use Mark that is a Mark or New Derivative Mark. Licensor hereby approves any Combination Use Mark to the extent using “Express” in combination with “Bonobos”. Licensee grants to Licensor a non-exclusive, perpetual, irrevocable, fully paid, royalty free, sublicensable license under any copyright rights owned by Licensee in the Licensee Marks incorporated in a Combination Use Mark, including the right to copy, publicly display, publicly perform, digitally transmit, distribute, modify, adapt, translate and create derivative works of the Licensee Marks, in all cases for the purpose of advertising, designing, distributing, manufacturing, marketing, and/or promoting the Licensed Goods and Services under the Combination Use Marks. At the request of either party, the parties shall discuss in good faith additional reasonable terms regarding the adoption, use, and protection of Combination Use Marks.

(4)

No Registration. Except as otherwise expressly set forth in this Agreement, Licensee shall not directly or indirectly file for registration of any trademarks confusingly similar to any Marks or any New Derivative Marks, without Licensor’s prior written consent.

(5)

Samples. If and when Licensor may reasonably request, Licensee at its own expense shall deliver samples of Licensed Goods and Services, Packaging Materials and/or Marketing Materials, for Licensor’s use, to the extent necessary, in connection with trademark prosecution and/or enforcement purposes.

(6)	No Challenges. Licensee at no time during or after the Term shall challenge Licensor’s ownership of, or the validity, enforceability, or registrability of, any Licensed Property.

B.

Changes to Form of Mark. If Licensor is required to change the design or form of any Mark pursuant to an involuntary, final, non-appealable court order, Licensor shall promptly notify Licensee of such required changes, and as soon as reasonably practicable, Licensee shall implement such change solely to the extent necessary to comply with the terms of such court order; provided that, unless prohibited by court order, Licensee shall have the right to sell-off any of its then-existing inventory (including any inventory for which production is in-process or otherwise under contract to be produced) bearing the prior form of any Mark for a six (6) month period if and to the extent Licensee has rights to sell Licensed Goods and Services pursuant to the terms and conditions of this Agreement throughout such period.

C.	Management of Licensed Property.

(1)	Prosecution and Maintenance. Licensor shall, at its sole cost, expense and good faith reasonable discretion, diligently prosecute and maintain trademark holdings in the Territory of any Trademarks included in the Licensed Property for the Licensed Goods and Services and any other use by Licensee. Licensee shall cooperate with and produce any information or materials reasonably requested by Licensor to assist with the prosecution or maintenance of any such applications or registrations in the Territory for any Trademarks in the Licensed Property. Licensee may reasonably request Licensor to provide information and/or materials relating to applications or registrations in the Territory for any Trademarks in the Licensed Property, and Licensor will use commercially reasonable to provide all such information and materials to Licensee; provided, however, that nothing herein shall obligate Licensor to provide to Licensee any information or materials which could violate or otherwise compromise any attorney/client privilege. Licensor shall, at its sole cost, expense and good faith discretion file new applications for registration in the Territory of any Trademarks as may be reasonably requested by Licensee (including any intent-to-use applications for trademarks that will be Licensed Property). Licensor shall use commercially reasonable efforts to prevent any registrations for the Licensed Property that are material to Licensee to lapse or become abandoned, cancelled, forfeited, lapsed, or impaired, without Licensee’s prior written consent.

(2)

Step In Right. If Licensor fails to diligently and timely comply with any of its obligations under Section 10.C, or Licensor elects not to prosecute or maintain any trademark holding in the Territory, then, unless such failure or election is based on Licensor’s good faith objection and belief that such prosecution or maintenance is reasonably likely to cause a material and adverse effect to Licensor’s rights in such trademark holding, after providing Licensor with thirty (30) days prior written notice (unless a shorter notice period is necessary due to any filing deadlines applicable to such trademark holding), Licensee shall have the right (but not the obligation) to take action, including in Licensor’s name, to prosecute, maintain, or preserve, as applicable, the applicable Licensed Property, at Licensee’s sole cost and expense.

D.	Third-Party Infringement.

(1)

Duty to Police. Licensor shall use reasonable efforts to monitor, detect, and prevent (i) any infringement, counterfeiting, imitation, unfair competition, dilution, or other violation in the Territory of any Licensed Property for the Licensed Goods and Services or any other use by Licensee by any Person (each an “Infringement”), and (ii) any unauthorized direct or indirect import, sale, offer for sale, lease or other transfer or disposition of any product bearing or offered in the Territory under any Trademark in the Licensed Property of a type similar to any Licensed Goods and Services by any Person (“Parallel Imports”). Licensor shall not, and shall not authorize any Person, to directly or indirectly import, sell, offer for sale, lease or otherwise transfer or dispose of any Parallel Imports in the Territory.

(2)

Notices. Each party shall promptly report in writing to the other party any known or suspected instances of (i) Infringement or (ii) Parallel Imports and provide the other party with any additional information or material which such party may request concerning the Infringement or Parallel Imports.

(3)

Right to Enforce. Licensor shall have the right (but not the obligation) to take any action Licensor deems reasonable in its sole discretion to abate any Infringement or Parallel Imports and collect any damages incurred by either party with respect thereto, including commencing a legal proceeding against, directly communicating with, or entering into a settlement agreement with, the relevant Person. Should Licensor decide not to take action to abate any Infringement or Parallel Imports, it shall promptly notify Licensee of such decision. Licensee may designate by written notice (each a “Priority Matter Notice”) any Infringement or Parallel Import as a matter for which abatement is important to Licensee (each such Infringement or Parallel Import, a “Priority Matter”), and Licensor shall reasonably consider such Priority Matter. Licensor shall notify Licensee whether Licensor will take action with respect to a Priority Matter within ten (10) business days (provided, however, that the parties understand and agree that such time period may require an extension (but no longer than five (5) business days) upon notice based on any necessary or desirable investigations Licensor may elect to pursue relating to the Priority Matter) after receiving the applicable Priority Matter Notice. If Licensor provides notice of its decision not to take action to abate any Infringement or Parallel Imports (including any Priority Matter) or fails to provide notice in response to a Priority Matter Notice as specified in the preceding sentence, then Licensee shall have the right (but not the obligation) to take such action at Licensee’s sole expense and to collect any damages incurred by either party with respect thereto.

E.

Defense. Except as set forth below in this Section 10.E, Licensor shall use commercially reasonable efforts to defend any Trademark in the Licensed Property in the Territory against any and all third-party threats or legal proceedings challenging the ownership, validity, enforceability, registrability, strength, distinctiveness, or famousness of any Trademark in the Licensed Property (including any opposition or cancellation proceedings) (each, a “Third-Party Challenge”). Licensor will provide Licensee with notice of any Third-Party Challenge and confirm that Licensor will so defend such Third-Party Challenge within ten (10) business days of becoming aware of such Third-Party Challenge. If Licensor fails to so provide such notice or provides notice of its decision not to so defend against any Third-Party Challenge, then Licensee shall have the right (but not the obligation) to take action at Licensee’s sole expense to defend against the Third-Party Challenge.

F.

Procedures. The party taking action with respect to an Infringement or Parallel Import (as set forth in Section 10.D), or defending against a Third-Party Challenge (as set forth in Section 10.E), shall be deemed to be the “Controlling Party” with respect thereto and the other party shall be deemed to be the “Non-Controlling Party” with respect thereto. The Controlling Party with respect to an Infringement or Parallel Import shall have the sole and exclusive right to initiate (as applicable) and control such action, including selecting counsel for any such action, in each case at its sole cost and expense; provided, that, where Licensee is the Non-Controlling Party, Licensee has the option to pay for fifty percent (50%) of all costs and expenses connected with the action. The Controlling Party with respect to a Third-Party Challenge shall have the sole and exclusive right to control the defense thereof, including selecting counsel for any such action, in each case at its sole cost and expense. In all cases, the Controlling Party shall keep the Non-Controlling Party reasonably apprised of the status of any such action or defense and any corresponding legal proceedings, and, if requested by the Non-Controlling Party, the Controlling Party shall consult with the Non-Controlling Party in good faith regarding the actions to be taken and the strategy and manner of doing so, and shall consider in good faith any requests by the Non-Controlling Party with respect thereto. In all cases, the Controlling Party shall take all reasonable actions to abate any Infringement or Parallel Import, or to defend against any Third-Party Challenge and to establish the ownership, validity, enforceability, registrability, strength, distinctiveness, or famousness, as applicable, of the applicable Trademark in the Licensed Property. If required under applicable law in order for the Controlling Party to initiate, maintain, or control any legal proceeding, or if it is otherwise advisable to obtain an effective legal remedy, in each case, the Controlling Party has the right to join the Non-Controlling Party as a party to the legal proceeding (in which case the Non-Controlling Party will take such actions as are reasonably requested by the Controlling Party with respect thereto, at the Controlling Party’s sole cost and expense). In addition, at the Controlling Party’s request, the Non-Controlling Party will provide reasonable assistance to the Controlling Party in connection with any such legal proceeding, and the Controlling Party will reimburse the Non-Controlling Party for all reasonable out-of-pocket costs and expenses incurred by the Non-Controlling Party in taking any such actions or providing any such assistance. The Non-Controlling Party shall have the right to participate and be represented in connection with any action or legal proceeding by its own counsel at its own cost and expense. In any and all cases, whether Licensor is the Controlling Party or the Non-Controlling Party, the parties agree that no settlement with respect to any Infringement, Parallel Import, or Third-Party Challenge may be entered into without the prior written consent of Licensor, not to be unreasonably withheld.

G.

Recoveries. All amounts recovered in connection with any action or legal proceeding, including any damages, license fees, royalties or other compensation (including any amount received in settlement of such action or legal proceeding) (collectively, “Recoveries”) shall be awarded to the Controlling Party, with the Controlling Party providing reimbursement for any reasonable costs and expenses incurred by the Non-Controlling Party, if any, as provided for herein, or paid for by Licensee as the Non-Controlling Party as provided in Section 10.F, and the balance of the Recoveries shall be split between the parties in proportion to their respective payments towards such action or legal proceeding. Notwithstanding the foregoing, in the event the parties have agreed in advance to participate jointly in any action or legal proceeding, any Recoveries shall be split pro-rata between the parties as previously determined and agreed to before any such joint participation. Sections 10.C-10.G shall not apply to any action between or among Licensor and Licensee or any of their Affiliates.

H.	Licensor Covenants.

(1)

Use of Licensed Property in the Territory. Licensor shall not, and shall not authorize any other Person to, (a) use any Licensed Property in the Territory, (b) sell, provide, or otherwise commercialize (directly or indirectly, including through wholesalers or retailers) to Persons in the Territory any Goods and Services bearing or offered for sale under or in connection with any Licensed Property, or (c) use or register any Internet domain names or social media accounts targeted primarily to Persons in the Territory and that incorporate (in whole or in part) any Licensed Property, in each case, except as expressly permitted by this Agreement.

(2)

Use of Licensed Property Outside the Territory and Authorized Uses of Licensed Property. When using or authorizing any Person to use any Licensed Property outside of the Territory, Licensor shall take commercially reasonable steps to preserve the value and goodwill of the Licensed Property in a manner consistent with the image and prestige of the Licensed Property, except where any failure to take such steps does not and could not reasonably be expected to result in any material reputation harm to the Licensed Property in the Territory. Without limiting the foregoing, Licensor shall not, and shall not authorize any Person to:

(i)	use any Licensed Property in any country or jurisdiction subject to an embargo or similar prohibition by any US governmental entity;

(ii)

knowingly use any Licensed Property (i) in any manner that would disparage, dilute, or otherwise tarnish any of the Licensed Property or the goodwill or reputation of Licensor or Licensee or (ii) for any political purpose, religious purpose, or unlawful purposes;

(iii)	knowingly use any Licensed Property on or in connection with any goods, services, materials, or content:

(a)	that would reasonably be expected to subject Licensor or Licensee (or any of its Affiliates) to ridicule, embarrassment, public criticism, or scorn;

(b)

involving tobacco, smoking, e-cigarettes, vaping, controlled substances, drugs (or related paraphernalia), alcohol, adult content (including nudity and pornography), firearms, illegal products or activities, fraudulent transactions, terrorism, or obscenity;

(c)	depicting physical, mental or emotional violence or abuse of any kind (whether to people or animals); or

(d)	that are designed, manufactured, distributed, sold or promoted in a manner that does not comply with all applicable laws; or

(iv)

engage in any act or omission that would reasonably be expected to impair or adversely affect the value of the Licensed Property in the Territory or any other material Licensed Property, including knowingly using, or authorizing the use of, any Licensed Property in connection with a business that engages in any activity involving the use of child labor or compulsory labor, discriminatory practices, payment of unfair or illegal wages or the like.

(3)

Protection, Enforcement and Defense of Licensed Property. Licensor shall use commercially reasonable efforts, consistent with its good faith business judgment, to protect, enforce and defend the Licensed Property (i) outside of the Territory where any failure to so protect, enforce or defend results or could reasonably be expected to result in any material reputation harm to the Licensed Property in the Territory, and (ii) in the Territory, in each case, including by filing and prosecuting applications to register Licensed Property and maintaining in force any registrations of Licensed Property; provided however, this Section 10.H(3) shall not create any obligation for Licensor to file or prosecute any application to register, or maintain any registration of, Licensed Property in any jurisdiction in which Licensor determines in good faith based on advice of counsel that a third party has senior rights to such Licensed Property with respect to the applicable good or service.

(4)

Information and Notice Obligations. Upon reasonable request by Licensee, Licensor shall use commercially reasonable efforts to provide Licensee with the following to the extent applicable to the Licensed Property in the Territory:

(i)	the identity of registered and applied-for Licensed Property, the status of any such item, if available; and

(ii)	information about any actual or suspected infringement, counterfeiting, unfair competition, or opposition to registration, or any notice related to the foregoing.

11.	Confidentiality.

A.

For purposes of this Agreement, “Confidential Information” means any information or materials relating to a party’s (the “Disclosing Party”) business that is not generally known to the public and that at any time was used, developed or obtained by the other party (the “Receiving Party”) in connection with its performance under this Agreement; provided, however, Confidential Information shall not include information which (i) at any time becomes generally known or available to the public through no unauthorized act by or on behalf of the Receiving Party; (ii) was known to the Receiving Party, by lawful means, at the time the Receiving Party received the same from the Disclosing Party; (iii) was furnished to the Receiving Party by a third party that does not have an obligation of confidentiality to the Disclosing Party with respect thereto; and/or (iv) was independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

B.

Recognizing that Confidential Information is a valuable asset and the harm that may befall the Disclosing Party if any of its Confidential Information is disclosed, each Receiving Party agrees that, during and after the Term, it shall use at least reasonable care to protect, and hold all of the Disclosing Party’s Confidential Information, in strict confidence and not use or otherwise disclose any such Confidential Information to any third parties without having received the Disclosing Party’s prior written consent and a written agreement from such third party to maintain such Confidential Information in confidence. Notwithstanding the foregoing, each Receiving Party may share the Disclosing Party’s Confidential Information if and as reasonably necessary for the Receiving Party’s legitimate and good-faith business needs with its actual or prospective lenders, attorneys and/or accountants, subject to any such third-parties first agreeing in writing, or in the case of professional advisors, ethical duties, in each case to maintain the Confidential Information as strictly confidential.

C.

If the Receiving Party at any time during or after the Term becomes legally compelled by judicial process, order of a court or other competent governmental agency, or by applicable law to disclose any of the Disclosing Party’s Confidential Information, then the Receiving Party shall (i) promptly notify the Disclosing Party of such circumstance in writing to enable the Disclosing Party, at its discretion, to seek a protective order or other appropriate remedy, and (ii) reasonably cooperate with respect to any such effort by Licensor. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 11.C, the Receiving Party remains required by law to disclose any Confidential Information, the Receiving Party shall disclose only that portion of the Confidential Information that the Receiving Party is legally required to disclose and, on the Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment.

12.	Indemnification.

A.

Licensor Indemnity. Licensor shall indemnify, defend and hold harmless Licensee, Licensee’s Affiliates and Licensee’s sublicensees, and each of their respective members, partners, directors, officers, employees, agents and representatives (Licensee, together with all the foregoing, the “Licensee Indemnitees”) from and against any and all claims, causes of action, suits, or legal proceedings brought or threatened by a third party (including a governmental entity) (collectively, “Claims”), and pay or reimburse all damages, liabilities, fines, penalties, or other amounts paid or required to be paid to a third party (including a governmental entity) (collectively “Losses”), to the extent arising from or in connection with (i) Goods and Services bearing or offered under the Licensed Property that were designed, manufactured, distributed, sold and/or promoted by Licensor or any Licensor Indemnitee, including to the extent arising from product liability claims; (ii) Licensor’s breach of any of its promises, obligations, representations and/or warranties under this Agreement and/or any applicable sublicense; and/or (iii) Licensor’s gross negligence, willful misconduct, or failure to comply with any law or regulation applicable to its performance hereunder. Licensor may settle any such Claim without Licensee’s prior written consent; provided, that, the settlement fully releases Licensee and its Affiliates, owners and agents, without imposing future duties on Licensee or admitting any liability on Licensee’s behalf, and without in any way prejudicing Licensee’s rights in Licensed Property. For avoidance of doubt, the provisions of this paragraph shall survive expiration of this Agreement.

B.

Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Licensor, Licensor’s Affiliates and Licensor’s licensees, and each of their respective members, partners, directors, officers, employees, agents and representatives (Licensor, together with all the foregoing, the “Licensor Indemnitees”) from and against any and all Claims, and pay or reimburse all Losses, to the extent arising from or in connection with (i) any Licensee Indemnitee’s design, manufacture, distribution, sale and/or promotion of Licensed Goods and Services (excluding any provision of design to, manufacture for, or distributions or sales to, Licensor or any licensee or International Operator), including to the extent arising from product liability claims; (ii) Licensee’s breach of any of its promises, obligations, representations and/or warranties under this Agreement and/or any applicable sublicense; (iii) Licensee’s use of any New Derivative Mark or Combination Mark; and/or (iv) Licensee’s gross negligence, willful misconduct, or failure to comply with any law or regulation applicable to its performance hereunder. Licensee may settle any such Claim without Licensor’s prior written consent; provided, that, the settlement fully releases Licensor and its Affiliates, owners and agents, without imposing future duties on Licensor or admitting any liability on Licensor’s behalf, and without in any way prejudicing Licensor’s rights in Licensed Property. For avoidance of doubt, the provisions of this paragraph shall survive expiration of this Agreement.

13.

Insurance. Licensee, at its sole cost and expense, shall procure and maintain throughout the Term and for a period of three (3) years thereafter, comprehensive general liability insurance (limited to product liability insurance, inventory insurance, operations liability insurance, advertising injury insurance and cyber liability insurance) and worker’s compensation insurance. Licensee shall obtain such insurance in an amount not less than Five Million U.S. Dollars ($5,000,000) in the aggregate. Each policy required hereunder, or otherwise held by Licensee and of the same type as a policy required hereunder (in each case, other than the worker’s compensation insurance and cyber liability insurance), shall name Licensor as additional insureds. In the event that any insurance policy required hereunder includes or permits a waiver of subrogation, such waiver shall apply to all such additional insureds. Licensee shall use commercially reasonable efforts to require the insurance carrier(s) to provide at least thirty (30) days’ notice to Licensor of any modification, cancellation, renewal or replacement of any insurance policy required hereunder.

A.

Within five (5) business days following the Effective Date, Licensee shall deliver to Licensor a certificate of insurance confirming the coverages required herein; provided, however, whether or not Licensor receives such a certificate during such time frame shall not constitute a waiver of any of Licensee’s obligations herein.

B.	Licensee’s indemnification obligations shall not be limited by insurance requirements hereunder.

14.	Audit Rights.

A.

Books and Records. Licensee shall prepare and maintain throughout the Term and for five (5) years thereafter, in accordance with generally accepted accounting principles and with this Agreement and in a manner which will enable Licensor’s representatives to audit same, complete and accurate books of account and records (including the originals or copies of documents supporting entries in the books of account) covering all transactions for the preceding seven (7) Contract Years relating to this Agreement.

B.

Audit Right. Licensor’s representatives may, during regular business hours with at least twenty (20) business days’ advance notice, and no more than once per Contract Year, during the Term and for three (3) years thereafter, inspect, and/or audit Licensee’s books of account and records, solely to the extent related to Licensee’s calculation of Gross Sales, Net Sales, Royalties or any other financial provisions of this Agreement. All audits shall be conducted at Licensor’s sole cost and expense by an independent accounting firm. Any such audit commenced within such period may continue through completion in the ordinary course. Licensee shall reasonably cooperate in all respects with any such inspection and/or audit, including without limitation by promptly responding to any inquiries and/or providing any information or material requested by Licensor’s auditor in connection therewith that Licensee is required to maintain pursuant to Section 14.A. Licensor shall ensure that the auditor is subject to a written confidentiality agreement containing non-disclosure obligations that are no less stringent than those contained with this Agreement. Notwithstanding anything herein to the contrary, Licensee may refuse to grant or provide any access to, or to disclose, any information if and to the extent such access or disclosing such information would: (a) violate applicable law; or (b) cause the loss of or jeopardize any attorney-client, attorney-work product, or similar legal or protective privilege. Licensor shall take (and cause the auditor to take) all commercially reasonable actions as reasonably requested by Licensee or otherwise necessary to minimize any unnecessary disruption to Licensee’s and its Affiliates’ businesses that may result from Licensor’s exercise of its rights under this Section 14.B.

C.

Underpayments. If any audit of Licensee’s books and records discloses an underpayment by Licensee hereunder, the amount of such underpayment, plus interest at a rate equal to one and one-half percent (1.5%) per month or the maximum rate of interest allowed by law, whichever is less, from the date such payments were originally due, shall be made to Licensor. If the underpayment is five percent (5%) or more or any lesser amount if such underpayment was knowing and intentional, then Licensee shall pay to Licensor all of Licensor’s reasonable out-of-pocket fees and costs incurred in connection with the audit.

15.	Representations and Warranties.

A.

Licensor Representations. Licensor represents, warrants and covenants to Licensee that Licensor has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

B.

Licensee Representations. Licensee represents, warrants and covenants to Licensor that Licensee (i) has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) the execution and delivery of this Agreement and the performance of Licensee’s obligations hereunder do not and will not conflict with, violate or breach, or constitute a default under any contractual obligation of Licensee; (iii) Licensee’s operations and performance in any way concerning its design, manufacture, distribution, sale and/or promotion of Licensed Goods and Services under this Agreement shall comply with all laws, rules and regulations applicable thereto.

C.

No Other Representations. Except if and as expressly set forth in this Agreement, or any other written agreement between the parties being entered into contemporaneously herewith, neither party has made and is not making any representation or warranty hereunder. Without limiting the foregoing, neither party has made, and neither party makes, any representation or warranty to Licensee in any way concerning projections, sales, Net Sales and/or profits which the other party should expect under this Agreement. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER OR ARISING BY CUSTOM OR TRADE USAGE, WITH RESPECT TO THE ITEMS OR RIGHTS PROVIDED UNDER THIS AGREEMENT, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.

16.	Non-Payment of Guaranteed Minimum Royalties and Royalties.

A.

Notice of Payment Default. In the event of any failure by Licensee to make timely payment of the Guaranteed Minimum Royalties, Licensor may delivery to Licensee an initial notice describing the payment default (such payment default, a “GMR Default” and such notice, an “Initial GMR Default Notice”). If the default remains uncured after ten (10) days of the date of Licensee’s receipt of the Initial GMR Default Notice, Licensor will provide Licensee with a second notice describing the payment default. If the payment default remains uncured after ten (10) days of the date of Licensee’s receipt of such second notice, Licensor will provide Licensee with a third notice describing the payment default (a “Third Default Notice”). Licensee may cure any failure to make timely payment at any time by paying the unpaid amounts and the interest assessed thereto (the “Unpaid GMR”). For sake of clarity, interest will accrue on any unpaid amounts beginning the date such amounts become due in accordance with Section 3.L.

B.	Defaults of Guaranteed Minimum Royalties.

(1)

Upon the occurrence of a GMR Default and (i) Licensee has not cured such GMR Default within ninety (90) days of the Initial GMR Default Notice and (ii) the then-current Unpaid GMR owed pursuant to such GMR Default exceeds $250,000, then at Licensor’s election in Licensor’s sole discretion, Licensor may exercise the following rights alone or in combination and shall take effect upon written notice to Licensee:

(i)

Licensor may require Licensee to obtain an irrevocable letter of credit issued with respect to this Agreement in an amount sufficient to secure the obligations of Licensee with respect to the Guaranteed Minimum Royalties payable to Licensor for rolling six-month periods (the “Letter of Credit”). Such Letter of Credit shall be maintained until the termination or expiration of this Agreement; provided, that Licensee’s obligation to maintain the Letter of Credit shall terminate upon (i) Licensee’s cure of the GMR Default and (ii) three (3) consecutive years of compliance with all payment obligations of Licensee contained in this Agreement following such cure of the GMR Default.

(ii)

Licensor may require the Chief Executive Officer of each of Licensor and Licensee to meet in person (including via video conference) at least one time per week for at least sixty (60) minutes per meeting, until Licensee’s cure of the GMR Default.

(iii)

Licensor may increase Royalties by two hundred (200) basis points on all Retail Sales and Wholesale Sales made following the exercise of Licensor’s rights under this clause (iii) until Licensee’s cure of the GMR Default.

(2)

Upon the occurrence of a GMR Default and (i) Licensee has not cured such GMR Default within one hundred twenty (120) days of the Initial GMR Default Notice, (ii) the amount owed pursuant to such GMR Default (inclusive of all accrued interest) exceeds $1,000,000, and (iii) prior to the exercise of the rights in this Section 16.B(2), Licensor has used reasonable best efforts to obtain satisfaction of the Unpaid GMR through the exercise of Licensor’s rights set forth in Section 16.B(1) and the Unpaid GMR remains outstanding, then at Licensor’s election in Licensor’s sole discretion, Licensor may exercise the following rights alone or in combination with the rights above and shall take effect upon written notice to Licensee:

(i)

Licensor may require Licensee to deliver to Licensor, at no charge, (a) electronic copies of all Technical Specifications with respect to Licensed Goods and Services sold by Licensee during the twelve (12) month period prior to such notice and (b) electronic copies of all Technical Specifications then-in development by Licensee (upon completion thereof), together with information regarding the factories then-used by Licensee for the manufacture of Licensed Goods and Services.

(ii)

Licensor may require Licensee to make payment of Guaranteed Minimum Royalties for the applicable Contract Year pursuant to Section 3.F(1) in equal quarterly installments in advance for the quarters following Licensor’s exercise of its rights under this clause (ii), with each installment due on the first (1st) day of each such quarter of the applicable Contract Year (instead of equal monthly installments due on the fifteenth (15th) day of each calendar month, as provided in Section 3.F(1)); provided that:

(a)

the remaining quarterly installments for the Contract Year in which Licensor exercises its rights under this clause (ii) occurs shall be reduced by the amount of any Guaranteed Minimum Royalties paid in any monthly installments with respect to such Contract Year (and upon reversion to equal monthly installments pursuant to clause (b) below, the remaining monthly installments for the Contract Year in which such reversion occurs shall be reduced by the amount of any Guaranteed Minimum Royalties paid in any quarterly installments with respect to such Contract Year),

(b)

such requirement shall cease to be effective (and Section 3.F(1) shall revert to such monthly installments and payment timing) upon the later of (x) the end of the then-current Contract Year and (y) Licensee’s cure of the GMR Default, and

(c)	the proviso in Section 3.F(1) shall continue to apply notwithstanding any exercise of Licensor’s rights under this clause (ii).

(iii)

Licensor may convert the exclusive license in the Territory to make Wholesale Sales to Approved Wholesalers to a non-exclusive license to make Wholesale Sales to Approved Wholesalers (provided, that, for clarity, the exclusive license in the Territory shall remain exclusive in all respects other than with respect to Wholesale Sales to Approved Wholesalers).

(3)

Upon the occurrence of a GMR Default and (i) Licensee has not cured such GMR Default within one hundred fifty (150) days of the Initial GMR Default Notice, (ii) the amount owed pursuant to such GMR Default (inclusive of all accrued interest) exceeds $1,000,000, and (iii) prior to the exercise of the rights in this Section 16.B(3), Licensor has used reasonable best efforts to obtain satisfaction of the Unpaid GMR through the exercise of Licensor’s rights set forth in Section 16.B(1) and Section 16.B(2) and the Unpaid GMR remains outstanding, then at Licensor’s election in Licensor’s sole discretion, Licensor may exercise the following rights alone or in combination with the rights above and shall take effect upon written notice to Licensee:

(i)

Licensor may convert the exclusive license in the Territory to a non-exclusive license, and Licensor shall have all rights to enter into new third-party licenses granting rights for use of Licensed Property, or any variation, adaptations, translations, or transliterations thereof, on and in connection with design, manufacture, distribution, sale and/or promotion of Licensed Goods and Services inside the Territory.

(ii)	Licensor may do one (but not both) of the following:

(a)

Licensor may increase Royalties by two hundred (200) basis points on all Retail Sales and Wholesale Sales made during the three hundred sixty-five (365) day period following Licensee’s cure of the GMR Default.

(b)

Licensor may require Licensee to increase the Letter of Credit referenced in Section 16.B(1)(i) to an amount sufficient to secure the obligations of Licensee with respect to the Guaranteed Minimum Royalties payable to Licensor for rolling twelve-month periods. Such Letter of Credit shall be maintained until the termination or expiration of this Agreement; provided, that Licensee’s obligation to maintain the Letter of Credit shall terminate upon (i) Licensee’s cure of the GMR Default and (ii) three (3) consecutive years of compliance with all payment obligations of Licensee contained in this Agreement following such cure of the GMR Default.

(iii)

Licensor may create, operate, and administer new social media accounts that would otherwise be Licensed Internet Properties, which new accounts shall not constitute Licensed Property; provided, that, Licensor’s exercise of its rights under this clause (iii) shall not affect Licensee’s rights with respect to any social media accounts then-included in the Licensed Properties or that Licensee creates following Licensor’s exercise of such rights.

(4)

Upon the occurrence of a GMR Default and (i) Licensee has not cured such GMR Default within three hundred sixty-five (365) days of the Initial GMR Default Notice, (ii) the amount owed pursuant to such GMR Default (inclusive of all accrued interest) exceeds fifty percent (50%) of the aggregate amount of Guaranteed Minimum Royalties that accrued with respect to such three hundred sixty-five (365) day period, and (iii) prior to the exercise of the rights in this Section 16.B(4), Licensor has used reasonable best efforts to obtain satisfaction of the Unpaid GMR through the exercise of Licensor’s rights set forth in Section 16.B(1), Section 16.B(2), and Section 16.B(3) and the Unpaid GMR remains outstanding, then at Licensor’s election in Licensor’s sole discretion, Licensor may exercise the following right and shall take effect upon written notice to Licensee: Licensor may elect to non-renew this Agreement, in which case this Agreement will expire at the end of the then-current term (i.e., the end of the Initial Term or then-current Renewal Term, as the case may be); provided, however, that:

(x) if Licensor exercises its right under this Section 16.B(4) in last two (2) Contract Years of the then-current term and Licensee had not previously provided a timely notice of non-renewal pursuant to Section 4.B, such then-current term (and this Agreement) shall expire two (2) years after the date on which Licensor exercises its right under this Section 16.B(4) (and, for the avoidance of doubt, this Agreement shall not be considered to have been renewed for any subsequent Renewal Term), and

(y) if Licensor exercises its right under this Section 16.B(4), Licensor agrees that it shall have no right to claim (any hereby irrevocably waives any right to) any Guaranteed Minimum Royalties with respect to any and all Contract Years in any and all subsequent Renewal Terms that do not come into existence (by way of example, if Licensor exercises such right in the ninth (9th) Contract Year of the Initial Term, Licensor shall have no right to claim (and irrevocably waives any right to) any Guaranteed Minimum Royalties with respect to any and all Contract Years following the Initial Term that do not come into existence). For clarity, the terms of this Agreement regarding Guaranteed Minimum Royalties shall apply to any Extension Period as if such Extension Period was an additional Contract Year (or, on a pro-rata basis, a portion thereof) that occurs during the then-current term in which Licensor exercises its right under this Section 16.B(4), where “Extension Period” means the period of time (if any) for which the then-current term is extended pursuant to clause (x) of this Section 16.B(4) (i.e., any period of time from the date of the original end of the then-current term in which Licensor so exercised its right under this Section 16.B(4) and where such clause (x) is applicable, until the expiration of the two (2) year period referenced in such clause (x)). Accordingly, for avoidance of doubt, (i) an Extension Period shall be deemed part of the then-current Term and not to have created a new Renewal Term or Contract Year in a new Renewal Term and (ii) nothing in this clause (y) waives Licensor’s right to collect Guaranteed Minimum Royalties for an Extension Period.

C.	Defaults of Royalties.

(1)

If a default related to the payment of Royalties remains uncured more than ten (10) days after the date of Licensee’s receipt of the Third Default Notice, the parties agree to each appoint a senior executive who will negotiate in good faith to resolve the alleged payment default for a period of fifteen (15) days.

(2)

In the event that the senior executives or their designees cannot resolve the payment dispute within the fifteen (15) day period, either party may submit such dispute to be finally settled by arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures in effect at the time of submission, as modified by this Section 16.C(2). The arbitration will be heard and determined by three (3) arbitrators who are retired judges or attorneys with at least ten (10) years of experience. Each Party will appoint one arbitrator and the third arbitrator will be selected by the two party-appointed arbitrators, or, failing agreement within thirty (30) days following the date of receipt by the respondent of the claim, by JAMS. Such arbitration will take place in New York, NY. The arbitration award so given will be a final and binding determination of the dispute, will be fully enforceable in any court of competent jurisdiction specified in Section 20.B, and will not include any damages expressly prohibited by Section 20.D. The arbitration award may include the prevailing party in any arbitration under this Section 16.C(2) being entitled to recover from the losing party some or all of the reasonable out-of-pocket fees, costs and expenses (including those of attorneys, professionals and accountants and all those arising from appeals and investigations) incurred by the prevailing party in connection with such arbitration. Each party shall maintain the confidential nature of the arbitration proceeding and the arbitration award, including the arbitration hearing, in accordance with Section 11.

17.	Effects of Expiration.

A.

Expiration of Licensee’s Rights. Upon the expiration of this Agreement, except as it relates to any limited rights which Licensee may have pursuant to the express terms of this Agreement with respect to a Sell-Off Period, all rights granted by Licensor to Licensee under this Agreement automatically and immediately shall terminate and revert to Licensor. Without limiting the foregoing, upon the expiration of this Agreement, Licensee immediately shall cause its manufacturers to cease and desist from any further manufacture of any Licensed Goods and Services (and/or of any labeling, packaging and/or other materials using any Licensed Property). Licensee acknowledges that Licensor will have no adequate remedy at law if Licensee continues to design, manufacture, distribute, sell, and/or promote Licensed Goods and Services following expiration of this Agreement outside the scope of any rights which Licensee may have pursuant to the express terms of this Agreement with respect to a Sell-Off Period. Accordingly, Licensee agrees that, in addition to any and all other remedies available to Licensor at law, Licensor shall have the right to seek to have any such activity by Licensee restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of posting any bond.

B.

Unpaid Amounts. At the expiration of this Agreement for any reason, Licensee immediately shall pay to Licensor any and all unpaid amounts then due and owing to Licensor (including without limitation Royalties and Guaranteed Minimum Royalties for any Contract Year (or portion thereof) prior to the date of the expiration of this Agreement).

C.

Return of Materials. Within ten (10) days following the expiration of this Agreement, Licensee at its sole cost shall deliver to Licensor all advertising materials in electronic format, to the extent incorporating any of the Marks, and, to the extent permitted by applicable law and any contract by which Licensee is bound, all Customer Information in Licensee’s possession, custody and/or control that was collected through Branded Brick-and-Mortar Stores or Branded E-Com Sites.

D.

Inventory and Related Assets. No later than ninety (90) days prior to the expiration of the Term, Licensee shall deliver to Licensor a schedule (signed and certified by Licensee’s Chief Financial Officer as accurate) itemizing (a) all inventory of Licensed Goods and Services then in Licensee’s possession, custody and/or control, broken down by style number, color, size, quantity, and including Licensee’s purchase price for each such product together with any other descriptive information which Licensor may request (the “Inventory”), (b) all then-existing leases for Branded Brick-and-Mortar Retail Stores (the “Leases”), (c) fixtures, furniture, and other tangible goods then in such Branded Brick-and-Mortar Retail Stores, and (d) any other then-existing assets primarily related to Licensee’s business with respect to the “Bonobos” brand, in each case of (c) and (d), that Licensee does not intend to repurpose in connection with Licensee’s other business operations (the assets described in clauses (c)-(d), the “Related Assets”). At any time over the thirty (30) day period following Licensee’s delivery of all such information, Licensor (or any third-party which Licensor may designate) then shall have the option (but not the obligation), exercisable upon notice to Licensee, to (i) purchase any or all such remaining Inventory and Related Assets at a price equal to eighty percent (80%) of Licensee’s purchase price applicable to the Inventory and Related Assets so purchased (which purchase of Inventory and/or Related Assets shall not accrue a Royalty) and (ii) assume any or all of such non-expired Leases. If the option in the foregoing clause (i) is exercised, then Licensee shall deliver, at Licensor’s cost and expense, the applicable Inventory and Related Assets to Licensor (or its designee) within thirty (30) business days from the date of exercise, and Licensor (or its designee) shall pay Licensee for such Inventory and Related Assets within thirty (30) days following its receipt thereof; provided, however, Licensor (or its designee) shall have the right to offset from such payment any sums then owed by Licensee to Licensor, without limitation of remedy. To the extent any Leases are assumed, Licensee shall cooperate in good faith to acquire any consents required for Licensor’s assumption of such Leases.

E.

Sell-Off Period. Upon the expiration of this Agreement and Licensor’s opportunity to exercise, or not exercise, the option described in Section 17.D, Licensee shall have the non-exclusive right, for a period of six (6) months following the expiration of this Agreement (a “Sell-Off Period”) to sell-off its inventory (solely to the extent Licensee owned such inventory as of the expiration date of this Agreement) with such sales to be made (i) solely in the Territory; (ii) solely to Approved Wholesalers, (iii) subject to payments of Royalties; and (iv) otherwise on and subject to the terms and conditions of this Agreement. Any sales made by Licensee during a Sell-Off Period shall not be credited towards any of Licensee’s obligations to pay Guaranteed Minimum Royalties.

18.

Sublicensing. Licensee shall have the right to sublicense its rights under this Agreement to any Affiliates controlled, directly or indirectly, by Licensee; provided, however, (a) Licensee shall ensure that any such controlled Affiliate does not engage in any act or omission that would constitute a breach of this Agreement if such act or omission had been by Licensee, and any such violation by Licensee’s controlled Affiliate shall constitute a breach of this Agreement by Licensee; and (b) if any of Licensee’s controlled Affiliates engaged in an act that would constitute a breach of this Agreement if made by Licensee then, without prejudice to any of Licensor’s rights and remedies against Licensee, Licensee shall have the right to seek injunctive relief directly against such controlled Affiliate. Licensee additionally shall have the right to sublicense its rights under this Agreement to any other third-party, solely during the Term; provided, however, that Licensee shall not have the right to grant a sublicense to permit a Person other than its Affiliates to design, manufacture, or sell Reserved Goods and Services other than (i) for or to Licensee or its Affiliates or (ii) to Approved Wholesalers in connection with Reserved Goods and Services obtained from Licensee or its Affiliates or in connection with a store-within-a-store branded with a Licensed Property. Licensee shall not enter into any sublicense not expressly permitted by this paragraph without Licensor’s express prior written approval, and any such sublicense without such express prior written approval shall be deemed void and of no force or effect. For the avoidance of doubt, any sublicense entered into shall expire and terminate concurrently with expiration of this Agreement, and sublicensee shall have no right to enforce the sublicense against Licensor.

19.	Assignment; Lender Rights.

A.

License as Personal. This Agreement is of a nature such that the rights granted to Licensee hereunder are personal to Licensee, including in that Licensee acknowledges and recognizes that: (a) Licensee has been granted the licenses herein because of its particular expertise, knowledge, judgment, skill and ability; and (b) Licensor is relying on Licensee’s unique knowledge, experience and capabilities to perform this Agreement in specific manner consistent with the high standards of integrity and quality associated with the Marks. Licensor and Licensee represent, acknowledge and agree that (i) they are entering into this Agreement based upon the unique and specific business and commercial reputation, experience, financial condition, and relationships that each of Licensor and Licensee have and are each relying upon the other in using the same in connection with their respective performance under this Agreement, and (ii) this Agreement is personal to each of them, and shall be treated as a personal service contract for all purposes, including in connection with an Insolvency Proceeding.

B.

Single Integrated Agreement; Assignment. Each of Licensor and Licensee represent, acknowledge and agree that this Agreement and the licenses contained herein constitute one, single integrated contract, and that the licenses granted hereunder are non-severable from each other and the other terms and conditions hereof. Neither party shall assign this Agreement or any of its rights or obligations hereunder, directly or indirectly, whether pursuant to any division or change of ownership, control, or otherwise, including in connection with any Insolvency Proceeding, without having first received the other party’s prior written approval which the other party may grant or withhold in its sole discretion; provided, that Licensor shall have the right to assign this Agreement and its rights and obligations hereunder, directly or indirectly, without Licensee’s approval, in connection with a Change of Control of Licensor. Licensee shall have the right to assign this Agreement and its rights and obligations hereunder, directly or indirectly, without Licensor’s approval, (i) pursuant to Section 19.D, (ii) to an Affiliate, or (iii) in connection with any Change of Control of Licensee (other than in connection with a reorganization or restructuring, in bankruptcy, of Licensee or any of its Affiliates). Any attempted assignment by a party in violation of any of the foregoing shall be deemed void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

C.

Bankruptcy. Notwithstanding anything to the contrary herein, the Parties agree that, if Licensee is the subject of any Insolvency Proceeding and/or dissolution then, to the fullest extent enforceable by law, no debtor or debtor in possession, assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with responsibility for taking custody of Licensee’s assets or business may assume and assign this Agreement.

D.

Lender Rights. Notwithstanding anything to the contrary in this Agreement, Licensor hereby approves Licensee’s right to sublicense and collaterally assign this Agreement and any of its rights and obligations hereunder to any lender or lenders (or an agent therefor) under any credit facility with commercial lenders, institutional investors or similar lenders as collateral for the indebtedness, liabilities and obligations of Licensee and/or any of its Affiliates thereunder, exercisable or usable by the lender or lenders (or an agent therefor) after an event of default under such credit facility or otherwise in connection with the enforcement and exercise of remedies with respect to the collateral under such credit facility, in each case, until the obligations under such credit facility (other than contingent indemnification obligations and unasserted expense reimbursement obligations that expressly survive the termination or repayment in full of such credit facility) have been in paid in full in cash. Without limiting the generality of the foregoing, the right of such lender or lenders (or an agent therefor) to enforce and exercise their rights and remedies under any sublicense or collateral assignment, as applicable, and to take actions and exercise rights of the Licensee hereunder are hereby is acknowledged by the Licensor and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement, and in any such event, the Licensor will negotiate in good faith with any such lender or lenders (or agent therefor) with respect to its or their exercise thereof; provided, that, such lender or lenders (or agent therefor) agree to be bound by all the terms and conditions of this Agreement.

20.	Dispute Resolution.

A.

Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

B.

Forum. Except for the arbitration provided for above, all other Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 20.B shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 20.B of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The prevailing party in any legal proceeding under this Agreement will be entitled to recover from the losing party all reasonable out-of-pocket fees, costs and expenses (including those of attorneys, professionals and accountants and all those arising from appeals and investigations) incurred by the prevailing party in connection with such legal proceeding.

C.

Equitable Relief. Licensee acknowledges that any breach by Licensee may cause Licensor irreparable harm for which there is no adequate remedy at law, and in the event of such breach, Licensor shall be entitled to seek, in addition to other available remedies, injunctive or other equitable relief, including, without limitation, interim or emergency relief, including, without limitation, a temporary restraining order or injunction, before any court with applicable jurisdiction, to protect or enforce its rights.

D.

LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO A BREACH OF SECTION 11, TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, NEITHER PARTY NOR ANY OF SUCH PARTY’S OWNERS, OFFICERS, EMPLOYEES AND/OR AGENTS SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES, OR FOR LOSS OF GOOD WILL OR BUSINESS PROFITS, REGARDLESS OF THE FORM OR ACTION, WHETHER IN CONTRACT, TORT AND/OR OTHERWISE, IN RELATION TO THIS AGREEMENT REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR WHETHER SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO LOSSES PAID OR PAYABLE TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM WHICH IS THE SUBJECT OF AN INDEMNIFICATION OBLIGATION UNDER THIS AGREEMENT.

E.	JURY TRIAL WAIVER. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE TO A TRIAL BY JURY OF ANY

AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN THEM IN ANY WAY CONNECTED TO THIS AGREEMENT. IT IS INTENDED THAT THIS WAIVER OF JURY TRIAL SHALL APPLY TO ANY AND ALL CLAIMS, DEFENSES, RIGHTS AND/OR COUNTERCLAIMS IN ANY SUCH ACTION OR PROCEEDING.

21.	Miscellaneous.

A.

Legal Notices. Any legal notices, requests, consents, claims, demands, waivers and other communications arising under this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient; (b) one business day after being sent to the recipient by reputable overnight courier service (e.g., FedEx) (charges prepaid); or (c) transmitted, if sent by email transmission before 5:00 p.m. New York time on a business day, or otherwise on the next business day; provided that notice given by email shall not be effective unless either (i) a duplicate copy of such email is promptly given by one of the other methods described in this Section 21.A or (ii) the receiving party delivers a written confirmation of receipt for such notice by email or any other method described in this Section 21.A. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 21.A):

(1)	If to Licensor:

Bonobos, Inc.

c/o WHP Global

530 Fifth Avenue

Floor 12

New York, NY 10036

E-mail:             [*****]

                          [*****]

Attention:         [*****]

                          [*****]

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

E-mail:             jzachariah@goodwinlaw.com; kmaswoswe@goodwinlaw.com

Attention:        Joshua M. Zachariah

                         R. Kirkie Maswoswe

(2)	If to Licensee:

Express, Inc.

One Express Drive

Columbus, OH 43230

E-mail:             [*****]

Attention:         [*****]

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Email:             rachael.coffey@kirkland.com

Attention:       Rachael Coffey

B.

Relationship. The parties are and shall remain independent contractors, and neither party may (a) obligate or bind the other to any form of contractual and/or other obligation; (b) control the activities and operations of the other party; or (c) make any statements, representations or commitments of any kind on behalf of the other party. Nothing herein contained shall be construed to have the effect of placing the parties hereto in the relationship of partners or joint venturers, or create any agency, or any other relationship other than that of licensor and licensee.

C.

No Franchise. Each party acknowledges and agrees that this Agreement is an Intellectual Property Rights license agreement and does not constitute, and shall not be construed as, a franchise agreement. Each party further acknowledges and agrees that state and federal franchise laws do not and will not apply to this Agreement or to the relationship between the parties and their respective rights and obligations hereunder. Without limiting the foregoing, the parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of state or federal franchise laws.

D.

Survival. Upon any expiration of this Agreement, the following Sections shall survive in full force and effect according to their terms: 1 (Definitions), 5.E (Technical Specifications), 7.B (Marketing Materials), 9 (Reports and Plans), 10 (Intellectual Property), 11 (Confidentiality) 12 (Indemnification), 14 (Audit Rights), 17 (Effects of Expiration), 19 (Assignment; Lender Rights), 20 (Dispute Resolution), and 21 (Miscellaneous).

E.

Further Assurances. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to carry out the provisions of this Agreement. Further, Licensee shall execute and deliver to Licensor any and all documents reasonably requested by Licensor to confirm and perfect Licensor’s right, title and interest in and to the Marks and/or otherwise with respect to the licensing arrangement provided for herein. The parties agree to execute a short form license agreement in the form of Exhibit D upon Licensee’s request, and Licensor hereby authorizes Licensee to file such short form license agreement with the United States Patent and Trademark Office.

F.

Re-Evaluation. During Contract Year 2 of this Agreement, the parties shall meet and confer in good faith to evaluate Licensee’s operation of the Branded Brick-and-Mortar Stores, Branded E-Com Sites and Branded Marketplaces and the design, manufacture, distribution, sale and promotion of Goods and Services using the Licensed Property; provided, however, neither party shall be obligated to agree to any amendments and any party’s failure to agree to any amendment shall not constitute a breach of this paragraph.

G.

No Waiver. If any acts or omissions by either party not in conformity with any covenant, duty, agreement, condition or other requirement hereof are not objected to by the other party, the failure to object shall not be a waiver of the covenant, duty, agreement, condition or other requirement and timely and proper performance may be insisted upon at any time. The waiver by any party to this Agreement of any breach or violation of any covenant, duty, agreement, condition or other requirement of this Agreement by the other party shall not operate or be constructed to be a waiver of any subsequent breach or violation thereof.

H.

Severability. Any holding by a court of competent jurisdiction of the invalidity, illegality, or unenforceability of any term of this Agreement shall not affect the validity or operation of any other term, and the invalid, illegal, or unenforceable term shall be deemed severed from this Agreement and the Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable term had never been contained herein. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.

I.

Construction. If it is necessary to construe the terms and conditions of this Agreement, it will be done without giving any consideration or effect as to which party drafted this Agreement. The parties acknowledge that all terms of this Agreement were negotiated at arms’ length, with independent counsel, and that this Agreement was prepared and executed without duress, undue influence or coercion. Unless otherwise specified or where the context otherwise requires: (a) the terms “include,” “includes” or “including” means including without limitation; (b) words importing any gender shall include other genders; (c) words importing the singular only shall include the plural and vice versa; (d) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to articles, exhibits, sections or schedules of or to this Agreement; (f) references to any Person include the successors and permitted assigns of such Person; (g) the use of the words “or,” “either” and “any” shall not be exclusive; (h) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict; (i) references to “$” or “dollars” means the lawful currency of the United States of America; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) references to “written” or “in writing” include in electronic form; (l) provisions shall apply, when appropriate, to successive events and transactions, any reference to “days” means calendar days unless business days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the day at the end of the period is not a business day, then the period shall end on the close of the next immediately following business day; (n) references to any agreement, contract or schedule or law, unless otherwise stated, are to such agreement, contract or schedule or law as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (o) references to “approval”, “approve”, or “approved” shall be deemed to be followed by the words “in writing”; and (p) references to “manufacture” shall be deemed to include “to have manufactured”.

J.

Captions and Exhibits. Captions used herein are for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement. The Exhibits and Schedules to this Agreement (including without limitation any terms and conditions contained therein) are incorporated herein by reference and shall form part of this Agreement.

K.

Signature Exchange. This Agreement may be executed in counterpart copy format, with each copy an original hereof, and all copies being one and the same agreement. Signatures affixed hereto by photocopy, facsimile transmission, e-mail, PDF, TIFF, JPEG, DocuSign or other like digital format shall have the full force and effect of original signatures.

L.

Complete Agreement / No Oral Modification. This Agreement represents the complete Agreement between the parties with respect to its subject matter, and this Agreement replaces and supersedes any prior written and oral agreements, understanding or statements between the parties, whether express or implied, with respect to the subject matter contained in this Agreement. Without limiting the foregoing, the express terms of this Agreement shall control and supersede any course of dealing or performance, and/or usage of trade, that is inconsistent with any of the terms hereof. Any amendments to this Agreement must be in writing and signed by the parties.

M.

Bankruptcy Protection. If this Agreement is rejected by Licensor as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by Licensor in bankruptcy to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar or related provision in the bankruptcy laws of another applicable jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar or related provision in the bankruptcy laws of another applicable jurisdiction). Licensor agrees that following commencement of a bankruptcy proceeding by or against Licensor under the Code (i) Licensee shall retain and may fully exercise all of its rights and elections as and to the extent set forth under the Code, and (ii) for purposes of Sections 365(n) of the Code, upon rejection by the Licensor of this Agreement and the election by Licensee to retain its rights under Section 365(n)(1)(B) of the Code, and following Licensee’s written request therefor, and subject to Licensee’s performance with its obligations and Section 365(n), Licensee shall be entitled to a complete duplicate of, or complete access to (as appropriate), any such intellectual property and all embodiments of such intellectual property held by Licensor, which, if not already in Licensee’s possession, shall be promptly delivered to Licensee. Licensor further agrees that, in accordance with Section 365(n)(4) of the Code, unless and until the Licensor rejects this Agreement, upon written request of Licensee, Licensee shall be entitled to a complete duplicate of, or complete access to (as appropriate), any such intellectual property and all embodiments of such intellectual property held by Licensor. To the extent any rights or licenses granted under this Agreement are not governed by Section 365(n) of the Code, the parties agree that this Agreement is and shall continue to be an executory contract for purposes of Section 365(g) of the Code and similar or related laws in other jurisdictions. Each of Licensor and Licensee, as counterparties to an executory contract, may fully exercise all of their respective rights under the Code or under any similar or related bankruptcy laws of another applicable jurisdiction, including Licensee’s right to continue to exercise the trademark rights licensed hereunder (including the right to enforce exclusivity), notwithstanding any rejection or assignment of this Agreement by Licensor. The foregoing provisions of this Section 21.M are without prejudice to any rights any party may have arising under the Code.

N.

Force Majeure. Neither party shall be liable or responsible to the other party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for either party’s payment or reimbursement obligations under the Agreement), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s reasonable control.

O.

Inherited Issues. Notwithstanding anything to the contrary in this Agreement, in no event shall Licensee be in breach of this Agreement or liable for any indemnification obligation to the extent arising out of any defects, imperfections, conditions, circumstances, or characteristics that, in each case, are materially consistent with those that existed in the twelve (12) months prior to the Effective Date when Bonobos operated its business (including with respect to any Goods and Services); provided, that, upon Licensee becoming aware that any such defect, imperfection, condition, circumstance, or characteristic, Licensee used commercially reasonable efforts to remedy such defect, imperfection, condition, circumstance, or characteristic as soon as reasonably practicable. Nothing in this Section 21.O shall (i) authorize Licensee to sell or distribute Licensed Goods and Services outside the Territory, except as expressly authorized in this Agreement, or (ii) relieve Licensee of any of its obligations to pay any Royalty or Guaranteed Minimum Royalty.

{Signature Page(s) Follow}

IN WITNESS WHEREOF, by their signatures below, the parties enter into this Agreement as of the Effective Date.

LICENSOR		LICENSEE

BONOBOS, INC.		EXPRESS, INC.

By:	/s/ Yehuda Shmidman	By:	/s/ Timothy Baxter
Name:	Yehuda Shmidman	Name:	Timothy Baxter
Title:	President and Chief Executive Officer	Title:	CEO

Exhibit A

Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

1.	“Action” means claim, action, suit, proceeding or governmental investigation.

2.	“Affiliate” means any Person which, now in the future, directly or indirectly controls, is controlled by, or is under common control with a party.

3.

“Aged Goods” means merchandise Goods and Services that are out-of-season, close-out, surplus, or obsolete, and merchandise Goods and Services as of the Effective Date bearing the “BONOBOS FIELDER” Mark.

4.	“Approved Account List” means the wholesale accounts listed on Exhibit C.

5.

“Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies of any such Person, through ownership of voting securities, by contract or otherwise. The parties agree that for purposes of this Agreement, neither party is an Affiliate of the other party.

6.

“Approved Wholesalers” means any wholesale distributor that is an Affiliate of Licensee, and any other wholesale distributor that satisfies the Quality Standards or has a reputation and standing as a high-quality wholesale distributor selling Goods and Services consistent with the high quality of the Licensed Goods and Services and the reputation, image and prestige of the Marks. Approved Wholesalers expressly excludes mass-market retailers (e.g., Walmart, Target), drug stores, flea markets and dollar stores.

7.	“Bonobos” means Bonobos, Inc.

8.	“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

9.

“Change of Control” means, with respect to a party, any transaction or series of transactions pursuant to which any Person, or group of related Persons in the aggregate, acquires or becomes the beneficial owner of, directly or indirectly, (a) more than fifty percent (50%) of the outstanding common stock of such party, whether by merger, liquidation, consolidation, reorganization, combination, sale, tender or exchange offer or otherwise or (b) all or substantially all of such party’s assets, determined on a consolidated basis.

10.	“Co-(Licensor) Branded Licensed Products” means Goods and Services that bear (i) any Licensed Property and (ii) any Trademarks licensed pursuant to the terms of any Collaboration Agreement.

11.	“Co-(Third Party) Branded Licensed Products” has the meaning given in Section 7.C.

12.

“Collaboration Agreement” means, other than this Agreement, any agreement between or among Licensee (or any of its Affiliates) and Licensor (or any Person that at the time of execution of such agreement was an Affiliate thereof). For the avoidance of doubt, (i) EXP Topco LLC shall be deemed to be, for purposes of this Agreement, an Affiliate of Licensor, and (ii) the License Agreement, dated January 25, 2023, by and between Licensee and EXP Topco LLC, as same may be amended, restated, or supplemented from time to time in accordance with its terms, shall be deemed to be a Collaboration Agreement and referred to herein as the “EXP Collaboration Agreement”.

13.	“Combination Use Mark” means any trademark that is, in whole or in part, comprised of one or more trademarks included in the Marks used in combination with any Licensee Mark.

14.

“Contract Year” means each twelve month period beginning on the Sunday after the Saturday closest to January 31 in the applicable calendar year of the Term, except Contract Year 1, and the last Contract Year, which means the period of time from the Sunday after the Saturday closest to January 31 of the calendar year in which this Agreement expires, and the effective date of such expiration.

15.	“Contract Year 1” means the period commencing upon the Effective Date and ending on the Saturday closest to January 31, 2024.

16.	“Customer Information” means customer information collected by Licensee in the course of making Retail Sales under this Agreement.

17.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S., any state or territory thereof, the District of Columbia or any other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

18.

“Excluded Country” means each country with respect to which Licensor has determined in good faith that a third party has senior rights to any Trademark for which the use or registration of the mark BONOBOS for any Goods and Services in any Excluded Country Class in such country would result in a reasonable risk of material liability. The list of Excluded Countries as of the Effective Date is set forth in Exhibit E, which Licensor may update from time to time upon sixty (60) days prior written notice to Licensee; provided, however that a country shall automatically be removed from Exhibit E in the event that Licensor acquires any right to use the word “Bonobos” in classes 3, 14, 18, 25 and 35 in such country. Excluded Countries shall not include the Territory (regardless of whether included in Exhibit E).

19.	“Excluded Country Class” means class 3, 14, 18, 25 or 35.

20.

“Fiscal Quarter” means, as applicable, (i) the Sunday after the Saturday closest to January 31 through the end of February, March and April (ii) May, June, and July (iii) August, September, and October or (iv) November, December and January 1 through the Saturday closest to January 31.

21.

“FOB Cost” means the total direct costs without markup or load that Licensee pays to its factory and/or other applicable seller in connection with the manufacture and purchase of Licensed Goods and Services, including, without limitation, as it relates to transferring title of such Licensed Goods and Services to or for the benefit of Licensee.

22.	“Goods and Services” means any and all goods and/or services.

23.

“Gross Sales” means (1) all amounts received and receivable, including amounts of any gift card redeemed as payment, by Licensee or an Affiliate thereof from their Retail Sales; and/or (2) all amounts received and receivable by Licensee or an Affiliate thereof from their Wholesale Sales. For purposes of this Agreement, (i) a “sale” of Goods and Services from Retail Sales occurs on the earliest of, and Royalties shall accrue on, the date payment is received or becomes receivable for such Goods and Services, except a sale made with a gift card shall be deemed made at the time of gift card redemption rather than gift card purchase; (ii) a “sale” of Goods and Services from Wholesale Sales occurs on the earliest of, and Royalties shall accrue on, the date payment is received for such Goods and Services; and (iii) any sums received or receivable from a retail customer for a separately delineated charitable donation, and all other bona fide charitable donations actually donated to a third party shall be excluded from the definition of Gross Sales.

24.

“Guaranteed Minimum Royalties” means the following amounts for Contract Year 1 and each of the following Contract Years; provided that the Guaranteed Minimum Royalties for Contract Year 1 (where less than 365 days) and the last Contract Year of the Term is the amount for such Contract Year set forth in the “Amount of Guaranteed Minimum Royalties” column multiplied by the number of days in such Contract Year divided by 365:

Contract Year	Amount of Guaranteed Minimum Royalties
Contract Year 1	$6,500,000 USD
Contract Year 2	$7,000,000 USD
Contract Year 3	$7,500,000 USD
Contract Year 4	$7,750,000 USD
Contract Year 5	$8,000,000 USD
Contract Year 6	$8,250,000 USD
Contract Year 7	$8,500,000 USD
Contract Year 8	$9,500,000 USD
Contract Year 9	$10,500,000 USD
Contract Year 10 and each Contract Year thereafter	$11,500,000 USD

25.	“Initial Term” means Contract Year 1 and the nine (9) years the following the conclusion of Contract Year 1 for a total of ten (10) years.

26.	“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

27.

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (a) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans, Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights in both published and unpublished works (including all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above), mask work rights, including all applications and registrations related to the foregoing; (c) rights under applicable trade secret law in trade secrets and other confidential or proprietary information (including know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, process technology, software development methodologies, algorithms, technical information, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, plans, drawings, blue prints, data, databases, data collections, designs, processes, formulae, schematics, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans); (d) patents, patent applications of any kind and patent rights; (e) websites; (f) other intellectual property and related proprietary rights, interests and protections recognized by law, including rights of publicity and privacy (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing); and (g) goodwill and claims of infringement and misappropriation of any and all of the forgoing against third parties.

28.

“Licensable” means, with respect to any Trademark or Intellectual Property Rights, that such Trademark or Intellectual Property Rights is able to be sublicensed hereunder without the approval of or payment of royalties or other consideration to the owner thereof (unless Licensee agrees to reimburse Licensor for such royalties or consideration).

29.	“Licensed Goods and Services” means any merchandise Goods and Services bearing the Marks and sold by Licensee and/or any of its Affiliates.

30.	“Licensed Property” means:

(i)    all Intellectual Property Rights owned by Bonobos as of the closing of the Purchase Agreement) (the “Retained Intellectual Property Rights”), other than:

(A)    the right to sue on past and future claims (for clarity, such exclusion shall in no way limit Licensee’s rights pursuant to Sections 10.C-10.G),

(B)    domain names with country code top level domains for countries outside the Territory (e.g., domain names scheduled as part of the Retained Intellectual Property Rights ending with .ai, .br, .ca, .cl, .cm, .cr, .ec; .es, .in, .jp, .mx, .pa, and/or .uk; but which shall not include .us or any non-country specific code top level domain, such as .com, .biz, .org, .net, .info, .club, .buzz, .photos, .club, .life, .mobi, .bonobos, .company, .guru, or .center);

(C)    domain names with product-specific domain names that specifically reference the name of the category of the Reserved Goods and Services (e.g., BonobosLuggage.com) (for clarity, no such domain names are included in the Retained Intellectual Property Rights);

(D)    social media accounts on social media platforms that are exclusively marketed to and targets audiences outside the Territory; provided that, for clarity, this item (D) does not include social media accounts on Facebook, Instagram, TikTok, YouTube, LinkedIn, Pinterest, Snapchat, Twitter, or Spotify, and

(E)    social media accounts on social media platforms that are marketed to and targets audiences inside and outside the Territory, but in any such case only if (i) the social media handles for the social media account is expressly labeled as being operated for audiences in the applicable country outside the Territory (e.g., Facebook page operating under the name “Bonobos – India”) and (ii) such social media account is not being operated for audiences in the Territory, this item (E) being intended to permit Licensor to grant rights to such reserved uses to third-party licensees outside the Territory; and

(ii)    subject to the above-referenced exclusions:

(A) Trademarks and any other Intellectual Property owned or Licensable at any time during the Term by Licensor; and

(B) Trademarks and any other Intellectual Property owned or Licensable at any time during the Term by any Affiliate of Licensor, where such Trademarks or Intellectual Property is within scope of the BONOBOS® or GUIDESHOP® brands (or any derivative of the BONOBOS® or GUIDESHOP® brands) or BONOBOS® business.

For the avoidance of doubt, the Licensed Property shall include (notwithstanding any above-referenced exclusions) all Trademarks, domain names, and social media accounts listed on Exhibit G.

31.

“Licensee Marks” means (i) all Trademarks owned by Licensee and/or any of its Affiliates as of the Effective Date, (ii) all Trademarks acquired by Licensee and/or any of its Affiliates after the Effective Date (excluding, for clarity, any New Derivative Marks), and (iii) all Trademarks licensed to Licensee and/or any of its Affiliates by a third party.

32.	“Marks” means Trademarks included in the Licensed Property. The term “Marks” does not include any Licensee Marks.

33.

“Net Sales” means Gross Sales, reduced only by, without duplication, to the extent included in the calculation of Gross Sales, (i) returns of Goods and Services; (ii) sales, value-add, use, excise, duties, tariffs, or similar taxes collected from customers as a separately delineated part of the sale price for Goods and Services; (iii) shipping and handling (and related insurance) revenue, in each case collected from customers as a separately delineated part of the sale price for Goods and Services; (iv) non-retail closeout sales, not to exceed two percent (2%) of total units of Good and Services sold by Licensee, its Affiliates, or sublicensees in any Contract Year; (v) fifty percent (50%) of Threshold Sales derived from the sale of Co-(Third-Party) Branded Licensed Products, but only up to the Permitted Co-Branded Deduction; (vi) sales of Goods and Services occurring in the Branded Brick-and-Mortar Stores that are not Licensed Goods and Services, but only up to the Permitted No-Branded Brick-and-Mortar Allowance; (vii) sales of Goods and Services occurring in Branded E-Com Sites that are not Licensed Goods and Services, but only up to the Permitted No-Branded E-Com Allowance; (viii) chargebacks, credits, allowances, and bad debts, including those granted on account of rejection, returns, billing errors, or retroactive price reductions, not to exceed one and one-half percent (1.5%) of Threshold Sales for such Contract Year; (ix) sales of Goods and Services for which a royalty is payable on or has been paid for such sales under the terms of any Collaboration Agreement; and/or (xi) Permitted Other Deductions; provided, however, any deductions in the calculation of Net Sales based upon Permitted Other Deductions for any Contract Year shall be capped at ten percent (10%) of Threshold Sales attributable to Wholesale Sales during such Contract Year.

34.

“Permitted Co-Branded Deductions” means sales of Co-(Third Party) Branded Licensed Products (other than Co-(Licensor) Branded Licensed Products) up to five percent 5% of Threshold Sales in any Contract Year.

35.

“Permitted No-Branded E-Com Allowance” means sales of Goods and Services that are neither (i) Licensed Goods and Services nor (ii) Co-(Licensor) Branded Licensed Products, in each case, in Branded E-Com Sites, up to ten percent 10% of Threshold Sales in any Contract Year.

36.

“Permitted No-Branded Brick-and-Mortar Allowance” means sales of Goods and Services that are neither (i) Licensed Goods and Services nor (ii) Co-(Licensor) Branded Licensed Products, in each case, in Branded Brick-and-Mortar Stores, up to ten percent 10% of Threshold Sales in any Contract Year.

37.

“Permitted Other Deductions” means discounts, markdown allowances, and/or margin support actually extended by Licensee or any of its Affiliates on Wholesale Sales to the extent relating to sales of Licensed Goods and Services to unaffiliated third parties.

38.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an exempted company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity.

39.

“Quality Standards” means standards or practices that are consistent in all material respects with (i) the Bonobos business’s past standards or practices, with respect to Licensed Property, or (ii) the then-current customary standards or practices of Licensee (with respect to Licensee’s other specialty retail apparel businesses) or other apparel designers, manufacturers, distributors, or retailers that are comparable to or competitive with the Bonobos business, Licensee, or otherwise similarly situated (including as to price point, customer demographic, revenue and trade channels) to the Bonobos business or Licensee in the specialty retail apparel industry.

40.	“Renewal Term” means ten (10) years.

41.	“Reserved Goods and Services” means the goods and services within the categories identified on Exhibit B.

42.

“Retail Sales” means retail sales of (i) Licensed Goods and Services, or (ii) consumer merchandise Goods and Services through Branded Brick-and-Mortar Stores, Branded E-Com Sites, or other direct-to-consumer trade channel branded under any Mark in a given Contract Year.

43.

“Royalties” means amounts totaling (i) three and one quarter percent (3.25%) of Net Sales arising from Retail Sales for each of Contract Years 1-5; (ii) three and one half percent (3.5%) of Net Sales arising from Retail Sales for each Contract Year after Contract Year 5; and (iii) eight percent (8%) of Net Sales arising from Wholesale Sales.

44.	“Specified Trade Channels” means (i) Retail Sales in the Territory, (ii) Wholesale Sales to Approved Wholesalers in the Territory, and (iii) through any other trade channel in the Territory.

45.	“Territory” means (i) the United States, including its territories and possessions and (ii) U.S. military bases anywhere in the world.

46.

“Trademark” means registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, design marks, slogans, Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing.

47.

“Threshold Sales” means Gross Sales, reduced only by, without duplication, to the extent included in the calculation of Gross Sales, (i) returns of Goods and Services; (ii) sales, value-add, use, excise, duties, tariffs, or similar taxes collected from customers as a separately delineated part of the sale price for Goods and Services; and (iii) shipping and handling (and related insurance) revenue, in each case collected from customers as a separately delineated part of the sale price for Goods and Services.

48.

“use” (or any of its correlative terms, including “using”) means, with respect to any Licensed Property or any other Intellectual Property Rights, the use, exploitation, or commercialization of, or exercise of any rights under, any such Licensed Property or other Intellectual Property Rights.

49.	“Wholesale Sales” means wholesale sales of Licensed Goods and Services in a given Contract Year to any Approved Wholesaler or other wholesale distributor or other account.

Exhibit F

E-Commerce Sales

1.

General Framework. When Licensee (for purposes of this Exhibit F, Licensee is referred to as “Express”) carries Third Party Supplier’s (for purposes of this Exhibit F, Third Party Suppliers are referred to as “Product Licensees”) Utilized Category Goods and Services through a Branded E-Com Site (the “Site”) pursuant to Section 2.C of the Agreement, Licensee shall do so on a drop-ship basis, so long as such Goods and Services are of a nature and quality consistent with the reputation of the “Bonobos” brand, and on and subject to the following terms and conditions.

2.	General Responsibilities.

A.

Express shall be responsible for, and bear all associated costs relating to, the development, operation and maintenance of the Site, including with respect to (a) staffing an internal team to oversee operations; (b) lifestyle imagery creation; (c) social media feed management; (d) customer service call center; (e) managing a customer loyalty program; (f) email and/or sms blasts to a customer base; (g) maintain an order management system; (i) data analytics; (j) track sales reports; and (k) system oversight.

a.

The Product Licensee shall be responsible for, and bear all associated costs relating to Product Licensee’s Utilized Category Goods and Services, including (a) design and manufacture of such Goods and Services; (b) providing product imagery if and as available; (c) providing copy for item description and information if and as available; (d) warehousing, storage and associated inventory risk; (e) storage and handling fees; (f) pick & pack; (g) fulfillment of orders; (h) shipping to customers (subject to Section 8 of this Exhibit F); (i) accept and process returns; and (j) logistics and any technology integrations that may be required among the Product Licensee’s internal ERP, the e-commerce platform and any shipping facility (provided, however, the Product Licensee shall not be responsible for any costs incurred on the technology utilized by Express).

3.

Inventory. The Product Licensee must have reasonable inventory levels sufficient to service the offering of a full product assortment. The Product Licensee shall work with Express to integrate and implement a system designed to provide the parties with just-in-time inventory updates.

4.

Imagery. Express shall be responsible, at its own expense, for creating any lifestyle brand imagery for display on the Site, and will use reasonable commercial efforts to include Product Licensee’s Utilized Category Goods and Services in the lifestyle imagery shoots. The Product Licensee shall deliver to Express product imagery, information and descriptions of Product Licensee’s Utilized Category Goods and Services in forms designed for Express to display on the Site. The Product Licensee’s delivery of such imagery, information and descriptions shall conform to Express’s reasonable specifications.

5.

Pricing. Express shall consult in good faith with the Product Licensee regarding the pricing of the Product Licensee’s Utilized Category Goods and Services, with pricing consistent to the pricing and promotional strategies of licensed products being sold on ecommerce sites of Approved Accounts forming part of the Product Licensee’s otherwise permitted distribution channels.

6.

Title. The Product Licensee shall drop-ship licensed products to Express’s customers that purchased such products and, each time that the Product Licensee drop-ships, title to such product shall be deemed transferred from the Product Licensee to Express at the moment of shipment so as to position Express as the lawful seller of such product to Express’s customer.

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7.

Returns. The Product Licensee will be responsible for processing returns. If Express should receive a returned product, then Express will forward the product to the Product Licensee, at Product Licensee’s expense, for further handling.

8.

Economics. Express, on the one hand, and Licensor and the Product Licensee, on the other hand, shall, each of them acting reasonably and in good faith, negotiate commercially reasonable economics (as between Express and the Product Licensee) for sales of the Product Licensee’s Utilized Category Goods and Services sold pursuant to this Exhibit E and responsibility for any related courier, shipping, or handling costs (including for returns).

9.

Royalty Arrangement. Express will pay Licensor royalties on sales of Utilized Category Goods and Services through the Site, and such sales will also count towards Express’s Guaranteed Minimum Royalties. Licensor will not charge the Product Licensee for any royalty payment for such ecommerce sales through the Site.

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